UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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The Timken Company

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The Timken Company Notice of the 2021 Annual Meeting of Shareholders and Proxy Statement

John M. Timken, Jr. Chairman – Board of Directors
The Timken Company 4500 Mt. Pleasant Street NW North Canton, OH 44720

March 17, 2021

Dear Fellow Timken Shareholder:

Your Board of Directors is pleased to invite you to the 2021 Annual Meeting of Shareholders of The Timken Company to be held on Friday, May 7, 2021, at 10:00 a.m. local time. While we would have preferred to hold the meeting at the company’s world headquarters in North Canton, Ohio, we will conduct this year’s meeting in an online-only format, with attendance via the internet, due to the ongoing pandemic. We currently expect to resume holding in-person meetings in the future once it is safe to do so.

This year, you are being asked to act upon four matters. Three of these matters (Proposals No. 1-3) have been unanimously recommended by your Board of Directors, while one of these matters (Proposal No. 4) is a shareholder proposal that is not supported by your Board of Directors. Details of these matters, along with the recommendations of your Board of Directors, are contained in the accompanying Notice of 2021 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I want to thank you for your continuous support of our business over the years and I look forward to strong participation and a similar vote of support at the 2021 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.

Chairman – Board of Directors

Engineered Bearings  |  Mechanical Power Transmission Products  |  Industrial Services

THE TIMKEN COMPANY

North Canton, Ohio

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The 2021 Annual Meeting of Shareholders of The Timken Company will be held on Friday, May 7, 2021, at 10:00 a.m. local time, in an online-only format, with attendance via the internet at the following address: www.cesonlineservices.com/tkr21_vm. You will not be able to attend this meeting in person due to the ongoing pandemic. We currently expect to resume holding in-person meetings in the future once it is safe to do so.

The meeting is being held for the following purposes:

1. Election of 12 Directors to serve for a term of one year;
2. Approval, on an advisory basis, of our named executive officer compensation;
3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2021;

4.  Consideration of a shareholder proposal asking our Board of Directors to take the steps necessary to give holders in the aggregate of 10% of our outstanding common shares the power to call a special meeting of shareholders, if properly presented; and

5. Consideration of such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 22, 2021 are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE ONLINE-ONLY 2021 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2021 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

In order to attend the online-only meeting, you will need to pre-register by 10:00 a.m. Eastern Time on May 6, 2021. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tkr21_vm. Please have your Proxy Card or Notice of the Meeting, containing your 11-digit control number available and follow the instructions to complete your registration request.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record)

Beneficial shareholders who wish to attend the virtual meeting may pre-register by visiting the website www.cesonlineservices.com/tkr21_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering for the meeting, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting and submitting questions. Shareholders may review the rules of conduct for the virtual meeting or vote during the virtual Annual Meeting by following the instructions available on the meeting website.

Thank you for your continued support of The Timken Company.

Hansal N. Patel

Vice President, General Counsel & Secretary

March 17, 2021

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on May 7, 2021: This Proxy Statement and our 2020 Annual Report to Shareholders are available on the Investors section of our website https://investors.timken.com/.

Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

Chairman’s Letter

Notice of Annual Meeting

1	Proxy Summary

11	Proxy Statement

11	Proposal No. 1: Election of Directors

12	Nominees

18	Independence Determinations

18	Related Party Transactions Approval Policy

19	Board and Committee Meetings

19	Board Leadership Structure

19	Director Compensation

22	Board Committees

22	Audit Committee

22	Compensation Committee

24	Nominating and Corporate Governance Committee

25	Corporate Governance and Social Responsibility Highlights

27	Shareholder Engagement

27	Risk Oversight

27	Shareholder Communications

28	Beneficial Ownership of Common Shares

31	Proposal No. 2: Shareholder Advisory Vote to Approve Our Named Executive Officer Compensation

32	Compensation Discussion and Analysis

55	Executive Compensation

69	CEO Pay Ratio

70	Proposal No. 3: Ratification of Appointment of Independent Auditor

71	Auditor
71	Audit Committee Report

72	Proposal No. 4: Shareholder Proposal – Special Shareholder Meeting Improvement

76	Other Information

76	Participation at the Annual Meeting

76	Proxy Solicitation

77	How Proxies Will be Voted

77	Voting at the Meeting

77	Delinquent Section 16(a) Reports

77	Submission of Shareholder Proposals

78	General

A-1	Appendix A

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2021 Annual Meeting of Shareholders

Date and Time:	Friday, May 7, 2021, at 10:00 a.m. local time

Location:	Online-only format, with attendance via the internet at the following address: www.cesonlineservices.com/tkr21_vm

Record Date:	February 22, 2021

Mail Date:	The approximate date our Proxy Statement and proxy card will be first sent or given to our shareholders is March 17, 2021.

Voting Matters and Board Voting Recommendations

Board Recommends	Proposal	See Page

For	1. Election of 12 Directors to serve for a term of one year.	11

For	2. Approval, on an advisory basis, of our named executive officer compensation.	31

For	3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2021.	70

Against	4. A shareholder proposal asking our Board to take the steps necessary to give holders in the aggregate of 10% of our outstanding common shares the power to call a special meeting of shareholders, if properly presented.	72

You can also scan the following QR code on your mobile device to access cesvote.com

Director Nominees

See Proposal No. 1 on page 11 of the Proxy Statement for more details on the 12 nominees for Director. The following information describes relevant information about each nominee as of March 1, 2021.

				Committee Memberships

Name and Title	Age	Director since	Independent	Audit	Compensation	Nominating & Corporate Govemance	Other Public Boards

Maria A. Crowe Retired President of Manufacturing Operations, Eli Lilly and Company	61	2014	✓	✓		✓ Chair	–

Elizabeth A. Harrell Retired Major General, U.S. Air Force	67	2017	✓		✓	✓	–

Richard G. Kyle President and Chief Executive Officer, The Timken Company	55	2013					1

Sarah C. Lauber Chief Financial Officer & Secretary, Douglas Dynamics, Inc.	49	2021	✓	✓	✓		–

John A. Luke, Jr. Chairman, WestRock Company	72	1999	✓		✓	✓	1

Christopher L. Mapes Chairman, President and Chief Executive Officer, Lincoln Electric Holdings, Inc.	59	2014	✓	✓		✓	1

James F. Palmer Retired Corporate Vice President and Chief Financial Officer, Northrop Grumman Corporation	71	2015	✓	✓ Chair	✓		–

Ajita G. Rajendra Retired Executive Chairman, A. O. Smith Corporation	69	2014	✓	✓	✓ Chair		2

Frank C. Sullivan Chairman and Chief Executive Officer, RPM International Inc.	60	2003	✓	✓		✓	1

John M. Timken, Jr. Chairman, Board of Directors, The Timken Company	69	1986	✓ Independent Chairman				–

Ward J. Timken, Jr. Chief Executive Officer, McKinley Strategies, LLC	53	2002					–

Jacqueline F. Woods Retired President, AT&T Ohio	73	2000	✓		✓	✓	–

Average Age / Median Tenure	63	7.5 years

Board Composition Overview

Gender and Ethnic Diversity	Refreshment	Independence

Over Half of our Board Refreshed within the last decade

Representative Skills and Attributes of the Board

LEADERSHIP AND GOVERNANCE

Senior leadership experience at a large organization, including current or former service as a public company officer (CEO, CFO, etc.) or military general, or other public company board service leading to valuable insight on corporate governance matters

MANUFACTURING/ENVIRONMENTAL MANAGEMENT Expertise in manufacturing operations and logistics and environmental management to drive operating performance through sustainable means

HUMAN CAPITAL MANAGEMENT Expertise in talent management, public company compensation structures, key employee development and retention, and executive succession planning	FINANCIAL Experience in the finance function of an enterprise, including an in-depth understanding of financial management, financial reporting and capital allocation processes

STRATEGY/M&A Responsibility for driving growth through innovative strategic initiatives and through acquisitions and other business combinations	MARKETING AND SALES Expertise in marketing, sales, and customer service at a scale relevant to the Company’s global business

GOVERNMENTAL AND REGULATORY AFFAIRS Insight into managing governmental and regulatory affairs relevant to the Company’s business operations	GLOBAL BUSINESS Service in a leadership role with multinational companies or in global markets, leading to a deep knowledge of global industry dynamics and international supply chain management

RISK MANAGEMENT Experience with risk management and compliance oversight relevant to the exercise of fiduciary responsibilities

Corporate Governance Highlights

The Timken Company is committed to strong corporate governance as evidenced by the following practices. See page 25 of the Proxy Statement for more details.

Board Independence	✓ 10 of 12 Director nominees are independent ✓ Independent Chair of the Board

Director Elections

✓ Commitment to Board refreshment and diversity – 7 new Directors (representing over half of our Board) added in the past decade

✓ All standing committee members are independent

✓ Declassified Board with annual Board elections

✓ Directors are elected by a majority of votes cast, and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices

✓ Stock ownership requirements for nonemployee Directors (5x cash retainer)

✓ At each Board meeting, the independent Directors have the opportunity to conduct executive sessions

✓ Annual Board, committee and Director evaluations

✓ Over-boarding policy limits the number of public company boards a Director can serve on

Shareholder Rights	✓ Shareholder proxy access with 3/3/20/20 parameters ✓ Special meetings may be called by shareholders holding 25% of the Company’s common shares

Other Best Practices

✓ Annual advisory vote on our named executive officer compensation

✓ Code of Conduct for Directors, officers and employees

✓ Strong focus on shareholder engagement – over 500 interactions with investors in 2020

✓ 3 Audit Committee financial experts

Corporate Social Responsibility

At Timken, we aim to build a world that is more efficient and resilient for all our stakeholders. As such, we expanded upon our corporate social responsibility reporting in 2020 and further detailed our efforts to support our stakeholders as a socially responsible corporation. In 2021, we were named one of the World’s Most Ethical Companies® by Ethisphere® Institute for the eleventh time, one of America’s Most Responsible Companies by Newsweek and Statista and one of America’s Best Employers by Forbes magazine.

For more information regarding our corporate social responsibility program, please see page 25 of the Proxy Statement or our most recent corporate social responsibility report available on our website at https://www.timken.com/about/corporate-social-responsibility/.

The Timken Company

Corporate Social Responsibility Report

2019

2020 Performance Highlights

Timken delivered strong financial performance in 2020, despite the broad economic slowdown caused by COVID-19. Despite revenue declining approximately 7% to $3.51 billion in 2020, we achieved earnings per diluted share (“EPS”) of $3.72 and adjusted EPS of $4.101, down 21% and 11%, respectively, from last year’s record performance. We also generated strong net cash from operations of $578 million and free cash flow of $4561 million, up 5% and 11%, respectively, from 2019. This cash generation allowed us to continue to invest in the business for future growth, reduce net debt and return cash to shareholders. The unwavering commitment of our employees allowed the Company to continue to operate safely and efficiently during this difficult and challenging period and deliver this high level of performance.

We have continued to create significant shareholder value by delivering total shareholder returns (“TSR”) of 40.3%, 19.1%, and 25.1% over the past one-, three-, and five-year periods, respectively. Our TSR for each of these three periods outpaced both the median of our 2020 compensation peer group and the S&P 500 Industrials over the same respective timeframes. In addition, our ten-year TSR of 11.0% exceeded the median of our 2020 compensation peer group but slightly lagged the S&P 500 Industrials (12.0%) over that timeframe. The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the Global Industry Classification Standard (“GICS”) industrials sector.

We achieved these results through the disciplined execution of our strategy, which is delivering improved performance and higher returns through the business cycle. Our strategy focuses on (1) driving organic growth in our core business by leading in product technology, innovation and service, (2) executing operational excellence initiatives across the enterprise to enhance performance, and (3) deploying capital to drive optimal returns for our investors.

In 2020, we put our strong cash generation to work in a balanced manner to strengthen our financial position and create value for our shareholders. We reduced total debt by $166 million and net debt by $2761 million during the year. We allocated $122 million, or about 3.5% of our sales, to capital expenditures focused on growth and continuous improvement initiatives. We also paid out our 394th consecutive quarterly dividend, continuing one of the longest continuous dividend streaks on the New York Stock Exchange (the “NYSE”) and increased our quarterly dividend to $0.29/share in the fourth quarter, making 2020 the seventh consecutive year of annual dividend increases. In addition, we repurchased approximately 1.1 million shares of stock, or over 1% of our outstanding shares.

2020 also marked the release of our second corporate social responsibility report, which detailed our vision to build a more efficient, resilient world and introduced three focus areas we have identified to measure and advance our corporate social responsibility initiatives going forward – growing knowledge, advancing sustainability and promoting leadership.

See page 33 of the Proxy Statement for more details on the Company’s 2020 performance.

1 See Appendix A for reconciliations of adjusted EPS, free cash flow, and net debt to their most directly comparable GAAP financial measures. Free cash flow is defined as net cash from operations minus capital expenditures. These performance metrics used for external reporting may not correlate exactly to their corresponding compensation adjusted metrics due to slightly different adjustments (see pages 46 to 49 for more details on how the compensation adjusted metrics are calculated).

Return to Shareholders

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel Corporation (“TimkenSteel”) common shares distributed in the spinoff of TimkenSteel from the Company, which was completed on June 30, 2014 (the “Spinoff”).

**See page 41 of the Proxy Statement for the companies that are included in the compensation peer group for 2020.

***The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the GICS industrials sector.

2020 Executive Compensation Practices

We design our executive compensation plans and program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. See page 33 of the Proxy Statement for more details.

Objectives	Philosophy

Our executive compensation program is designed to:

●   Align the interests of our executives and shareholders

●   Reward sustained, strong business results

●   Incentivize profitable growth and capital deployment discipline

●   Attract, retain and motivate the best talent

Our executive compensation philosophy is built on the following principles:

●   Recognizing that people are our most important resource

●   Rewarding results linked to both short- and long-term performance (pay-for-performance)

●   Positioning our pay to be competitive in the marketplace

●   Focusing on increasing shareholder value

What We Do	What We Do Not Do

Stock ownership requirements for executives (5x base salary for CEO and 2x-3x for the other named executive officers)	We do not re-price outstanding stock options and in 2020 we eliminated stock options from our long-term incentive mix

“Clawback” provisions that permit the recovery of executive compensation if an executive engages in conduct that is detrimental to the Company and results in restatement of financial results	We do not provide excise tax gross-ups on perquisites or under named executive officer severance agreements

Short-term and long-term incentives provided under shareholder-approved plans	We do not allow hedging or pledging of our shares

Different metrics are used for short-term and long-term incentive plans and are designed to align pay with performance	We do not have single-trigger vesting

We provide very limited perquisites	We do not have employment agreements for our named executive officers

Pay-for-Performance

Our compensation program is designed to link pay and performance, which we believe has been demonstrated by the strong level of shareholder support we have received for our named executive officer compensation program over the last few years (as depicted below). A significant portion of the compensation of our named executive officers is equity based, which we believe aligns our executives’ interests with the interests of our shareholders.

Consistent, Strong Support of Named Executive Officer Compensation

The Company’s compensation program for executives is designed to link compensation with key financial and operational goals, some of which are short-term, while others take several years or more to achieve. The Company uses a balance of short-term and long-term incentives, as well as cash and non-cash compensation, to meet these objectives:

Our incentive compensation program payouts for performance periods ending in 2020 were aligned with performance:

●

There was an 80.2% payout under the annual cash incentive plan, which reflected below-target performance for 2020, due primarily to the negative impacts on revenue from COVID-19, partially offset by strong execution and the impact of cost reduction initiatives; and

●

There was a 185.1% payout for 2018-2020 performance-based restricted stock units, which reflected record three-year cumulative adjusted EPS over the cycle, including record adjusted EPS results in both 2018 and 2019, and strong average adjusted ROIC performance.

See pages 45 to 50 of the Proxy Statement for more details on the 2020 annual cash incentive plan and the 2018-2020 performance-based restricted stock units.

Impact of COVID-19

Throughout the COVID-19 pandemic, the Company has adhered to mandates and other guidance from local governments and health authorities, including the World Health Organization and the Centers for Disease Control and Prevention. The Company implemented risk mitigation plans across the enterprise designed to protect employees and reduce the risk of spreading the virus. Timken continued to operate and fill customer orders, adjusting production as required by local government directives and to reflect changes in global demand. Timken’s main priority has been the health and welfare of its employees and others in the communities where it does business.

During 2020, the Company took steps to reduce costs by implementing temporary salary reductions, work furloughs and other actions with respect to our global workforce to align its costs with near-term demand expectations. The impact of such cost-reduction initiatives on the compensation of our named executive officers (or “NEOs”) is discussed throughout the Compensation Discussion & Analysis (“CD&A”), in particular on page 36 in the Section titled Key 2020 Compensation Decisions.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “Timken,” “we,” or “us”), in connection with the 2021 Annual Meeting of Shareholders to be held on Friday, May 7, 2021, at 10:00 a.m. local time in an online-only format, with attendance via the internet, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The approximate date this Proxy Statement and proxy card will be first sent or given to our shareholders is March 17, 2021.

Instructions for attending the online-only meeting are available in the accompanying Notice of 2021 Annual Meeting of Shareholders and under the section titled “Participation at the Annual Meeting” on page 76.

The Board of Directors is not aware of matters other than those specified in the foregoing Notice that will be brought before the meeting for action. However, if any such matters should be properly brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We currently have 12 Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2022 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

At its meeting on February 12, 2021, the Board approved a resolution, based on the recommendation of the Nominating and Corporate Governance Committee, nominating the 12 individuals set forth below to be elected Directors at the 2021 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2022 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). Each of the nominees previously was elected as a Director by our shareholders, except for Ms. Lauber. Ms. Lauber was recommended to the Nominating and Corporate Governance Committee by an existing Director to fill a vacancy created when the Board approved an increase in its size from 11 to 12 Directors. Each of the nominees listed below has consented to serve as a Director if elected.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. Unless otherwise indicated on any proxy card, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES BELOW.

Nominees

The following information, obtained in part from the respective nominee and in part from our records, describes the background and select experience of each nominee as of March 1, 2021:

Maria A. Crowe Age: 61 Director since 2014

Business Experience

Ms. Crowe served as President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, a position she held from 2012 until her retirement in December 2017. Ms. Crowe joined Eli Lilly and Company in 1982, and previously served as its Senior Vice President of Global Drug Products from 2009 to 2012.

Qualifications

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Ms. Crowe chairs our Nominating and Corporate Governance Committee and is a member of our Audit Committee.

Elizabeth A. Harrell Age: 67 Director since 2017

Business Experience

Ms. Harrell retired as a Major General in October 2006, serving more than 30 years with the U.S. Air Force. During her military career, she held a wide range of positions in the United States, Germany and South Korea, specializing in aircraft fleet maintenance and sustainment. After her retirement from the U.S. Air Force, Ms. Harrell was a consultant with The Spectrum Group until 2009 and a consultant to Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems, and technical services, until 2012.

Qualifications

Ms. Harrell’s extensive knowledge of aerospace technology, global supply chain management and government relations align with the Company’s growth priorities and are valuable to her service as a member of the Board.

Ms. Harrell is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Richard G. Kyle Age: 55 Director since 2013

Business Experience

Mr. Kyle was appointed President and Chief Executive Officer of The Timken Company in 2014. Mr. Kyle joined the Company in 2006 as Vice President of Manufacturing and was named President of the Aerospace and Mobile Industries segments in 2008. In 2012, he was named Group President with responsibility for the Aerospace and Steel segments as well as engineering and technology. In 2013, Mr. Kyle was named Chief Operating Officer, Bearings and Power Transmission.

Since 2015, Mr. Kyle has served as a director of Sonoco Products Company, a global provider of consumer packaging, industrial products, protective solutions, and display and packaging services, and as a member of its Audit, Executive Compensation and Governance and Nominating Committees.

Qualifications

Mr. Kyle has significant experience with global manufacturing organizations and has demonstrated the ability to lead change and growth. In addition to his role as Chief Executive Officer of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective, provide valued skills to the Board.

Sarah C. Lauber Age: 49 Director since 2021

Business Experience

Ms. Lauber is Chief Financial Officer & Secretary of Douglas Dynamics, Inc., a premier manufacturer and upfitter of work truck attachments and equipment, a position she has held since August 2017. Prior to joining Douglas Dynamics, Inc., she served as the Senior Vice President and Chief Financial Officer of Jason Industries Inc., a diversified industrial company, from 2015 to 2017. From 2011 to 2015, Ms. Lauber was the Vice President, Financial Planning and Analysis at Regal Beloit Corporation, a manufacturer of electric motors, generators and controls, and mechanical motion control products. Ms. Lauber has over 25 years of professional experience in various finance and strategic functions and began her career as an accountant at KPMG.

Qualifications

Ms. Lauber’s expertise leading the finance and accounting function of multiple publicly traded manufacturing companies and her experience with financial planning and acquisition integration makes her well-suited to serve on our Board.

Ms. Lauber is a member of our Audit Committee and Compensation Committee.

John A. Luke, Jr. Age: 72 Director since 1999

Business Experience

Mr. Luke served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation (“MWV”), a leading global producer of packaging and specialty chemicals, from the merger of Mead and Westvaco in 2002 until his retirement in 2015. Prior to his retirement, Mr. Luke led the process that resulted in MWV merging with Rock-Tenn Company to form WestRock Company, which created the second largest packaging company in the industry. Mr. Luke has served as a director of WestRock Company since 2015, currently serves as its Non-Executive Chairman and chairs its Executive Committee. Mr. Luke previously served as a director of The Bank of New York Mellon Corporation from 2007 to 2018 and Dominion Midstream GP, LLC from 2017 to 2018.

Qualifications

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities. Mr. Luke brings perspective gained from serving on several corporate boards, including as Non-Executive Chairman of WestRock Company and previously as Chair of the Conflicts Committee of Dominion Midstream GP, LLC.

Mr. Luke is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Christopher L. Mapes Age: 59 Director since 2014

Business Experience

Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held the position of Chairman since December 2013 and has been President and Chief Executive Officer since December 2012, after serving as Chief Operating Officer beginning in 2011. From 2004 to 2011, he served as Executive Vice President of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, where he led the expansion and execution of the global strategy for its electrical products business. Mr. Mapes has been a director of Lincoln Electric Holdings, Inc. since 2010.

Qualifications

As a seasoned executive with extensive experience leading global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations. In addition to his business management experience, Mr. Mapes has a law degree.

Mr. Mapes is a member of our Audit Committee and Nominating and Corporate Governance Committee.

James F. Palmer Age: 71 Director since 2015

Business Experience

Mr. Palmer served as the Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems and technical services, from March 2007 until February 2015 and as a Corporate Vice President of Northrop Grumman until his retirement in July 2015.

Qualifications

Mr. Palmer’s broad executive background in the aerospace and defense industry, his service as the chief financial officer of multiple large publicly traded companies, and his extensive experience with business acquisitions, debt financings and other complex transactions make him well qualified to serve as a member of the Board.

Mr. Palmer chairs our Audit Committee and is a member of our Compensation Committee.

Ajita G. Rajendra Age: 69 Director since 2014

Business Experience

Mr. Rajendra served as Executive Chairman of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, from September 2018 until his retirement on May 1, 2020. He had held the position of Chairman since 2014 and was President and Chief Executive Officer from 2013 until 2018. Mr. Rajendra previously served A. O. Smith Corporation as President and Chief Operating Officer from 2011 to 2012 and as Executive Vice President from 2006 to 2011.

Qualifications

Mr. Rajendra has been a director of A. O. Smith Corporation since 2011 and has been a director of Donaldson Company, Inc. since 2010, where he is a member of the Corporate Governance Committee and Human Resources Committee. Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly traded companies, provides valuable skills to the Board.

Mr. Rajendra chairs our Compensation Committee and is a member of our Audit Committee.

Frank C. Sullivan Age: 60 Director since 2003

Business Experience

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc. (“RPM”), a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held the position of Chief Financial Officer since 1993. Mr. Sullivan has been a director of RPM since 1995 and chairs RPM’s Executive Committee.

Qualifications

Mr. Sullivan provides the Board with extensive financial expertise based on his years as a chief financial officer. In addition, as a chief executive officer and director of a multinational company, Mr. Sullivan brings invaluable executive experience on a wide array of issues, including strategic planning and the evaluation and execution of merger and acquisition opportunities.

Mr. Sullivan is a member of our Audit Committee and Nominating and Corporate Governance Committee.

John M. Timken, Jr. Age: 69 Director since 1986

Business Experience

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He also has owned a cable television business and established one of the largest commercial mushroom farms in North America.

Qualifications

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with critical input in evaluating and making capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

Mr. Timken serves as independent Chairman of the Board.

Ward J. Timken, Jr. Age: 53 Director since 2002

Business Experience

Mr. Timken co-founded McKinley Strategies, LLC, a political consulting firm, and has served as its Chief Executive Officer since January 2020. Prior to that, Mr. Timken served as Chairman, Chief Executive Officer and President of TimkenSteel, a leader in customized alloy steel products and services, from 2014 to 2019. Timkensteel was previously a subsidiary of the Company that became an independent public company pursuant to a spinoff in 2014. Mr. Timken previously served as Executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Qualifications

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with our businesses, along with his understanding of the global industry dynamics across the Company’s markets, enable Mr. Timken to provide valuable input to the Board.

Jacqueline F. Woods Age: 73 Director since 2000

Business Experience

Ms. Woods served as the President of Ameritech Ohio (subsequently renamed AT&T Ohio), a telecommunications company, until her retirement in 2000. At Ameritech Ohio, Ms. Woods also held various positions in finance, operations, marketing, sales and government affairs. Ms. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. Ms. Woods served on the board of The Andersons, Inc. from 1999 to 2020.

Qualifications

Ms. Woods’ extensive executive management experience enables her to help guide the Board in making decisions in areas such as marketing, strategy development, corporate governance and compensation. In addition, her executive experience at a primarily consumer-oriented company provides a valuable perspective on customer service. Ms. Woods also brings perspective gained from her service as a member of other corporate boards, including prior service as a member of the Audit Committee and as Chair of the Compensation & Leadership Development Committee of The Andersons, Inc.

Ms. Woods is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Independence Determinations

The Board of Directors has adopted the NYSE independence standards for determining the independence of our Directors. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director. These standards include, but are not limited to:

●

if the Director is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, or a director of, any organization to which Timken made, or from which Timken received, immaterial payments for property or services in the current or any of the past three fiscal years;

●

if the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Timken’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or

●	if the Director serves on the board of directors of another company at which another Timken Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix B to the Board of Directors General Policies and Procedures, which is available on the Corporate Governance Section of our website at https://www.timken.com/about/governance-documents/.

The Board has determined that the following Director nominees meet these independence standards: Maria A. Crowe, Elizabeth A. Harrell, Sarah C. Lauber, John A. Luke, Jr., Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken, Jr. does not impair his independence.

10/12 members of our Board are independent

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest, such as significant transactions with related parties, be reported to our ethics and compliance office at ethics@timken.com. Our Directors and executive officers also are subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest does specifically prohibit the following situations:

●	competing against the Company;
●	holding a significant financial interest in a company doing business with or competing with the Company;
●

accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

●	using for personal gain any business opportunities that are identified through a person’s position with the Company;
●	using the Company’s property, information or position for personal gain;
●	using the Company’s property other than in connection with our business;
●	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
●	doing business on the Company’s behalf with a relative or another company employing a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee, the Standards of Business Ethics and the Timken Policy Against

Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver involving our Directors or executive officers would be promptly disclosed to shareholders. Additionally, the Nominating and Corporate Governance Committee would review and approve or ratify any transaction required to be reported pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2020, there were seven meetings of the Board of Directors, nine meetings of its Audit Committee, six meetings of its Compensation Committee and four meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the meetings of the Board and its committees on which they served that were held following each Director’s appointment to the Board and their respective committees. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders and, in 2020, all members then serving attended the meeting. At each regularly scheduled meeting of the Board of Directors, the independent Directors have the opportunity to meet separately in executive session.

Board Leadership Structure

The Board is led by independent Chairman John M. Timken, Jr., who was first elected to this position on May 13, 2014.

The Chairman oversees the planning of the annual Board calendar and, with the CEO and in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meeting of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chair and CEO. Since 2014, the Chair of the Board has been independent. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

Director Compensation

Directors who are not Timken employees receive an annual retainer fee, annual committee fees (as applicable) and an annual equity award. The independent Chairman and each committee chairperson receive additional retainer fees. Directors who are Timken employees do not receive any additional compensation for their service as Directors.

Due to the financial impact of COVID-19 on the Company, the Board approved temporary pay reductions for the Directors for the first three quarters of 2020. The Board took such actions to share in the cost reduction initiatives that impacted the Company’s global workforce. The temporary pay reductions included 50% reductions to both the annual retainer fees and independent Chairman fees during the first three quarters of 2020. Annual committee fees were not impacted by the temporary pay reductions.

Cash Compensation

Each nonemployee Director who served in 2020 was paid an annual retainer fee of $50,000 as base compensation for services as a Director, which was temporarily reduced in 2020 from $80,000 as described above. In addition to base compensation, John M. Timken, Jr. received an annual fee of $62,500 for his service as the independent Chairman, which was also temporarily reduced in 2020 from $100,000 as described above. The following annual fees were paid for serving on a committee of the Board in 2020:

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating & Corporate Governance	$17,500	$7,500

To the extent a Director served on the Board or any committee of the Board for only part of the year, such Director received a pro-rated portion of the applicable fees based on the amount of time served. Neither base compensation for services as a Director nor fees for serving on a committee (chairperson or member) of the Board have been increased in the last seven years.

Equity Compensation

Each nonemployee Director serving at the time of our 2020 Annual Meeting of Shareholders on May 8, 2020 received a grant of 3,160 restricted stock units that vest after one year under The Timken Company 2019 Equity and Incentive Compensation Plan (the “Equity and Incentive Compensation Plan”). Upon a non-employee Director’s initial election to the Board, each such Director receives a grant of 2,000 restricted stock units under the Equity and Incentive Compensation Plan that vest one-fifth annually from the date of grant. Cumulative dividend equivalents are paid in cash upon vesting.

Holding Requirement

The Compensation Committee of the Board of Directors has adopted stock ownership requirements for nonemployee Directors equal to five times the annual cash retainer of $80,000, or the equivalent of $400,000 worth of common shares. Directors must meet this requirement within five years of becoming a Director of the Company. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director and full-value equity awards held by the Director, including restricted shares and restricted stock units still subject to vesting conditions. As of December 31, 2020, all our Directors other than Ms. Harrell had met their stock ownership requirements. Ms. Harrell joined the Board in August 2017 and she is on track to achieve the ownership requirement within the five-year time frame. In addition, Ms. Lauber recently joined the Board in January 2021 and has not yet met her stock ownership requirements.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of his or her cash fees until a specified point in the future in accordance with the provisions of the Director Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Director Deferred Compensation Plan”). The amount deferred can be invested in a cash fund or the Timken common share fund. The cash fund provides for interest to be earned quarterly at a rate equal to the prime rate plus 1%. If fees are invested in the Timken common share fund, Directors may elect to receive cash in an amount equal to any dividend equivalents or reinvest such amounts in the Company share fund.

2020 Director Compensation Table

The following table provides the compensation and benefits applicable to our nonemployee Directors for 2020:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Maria A. Crowe	$82,500	$120,175	$2,716	$205,391
Elizabeth A. Harrell	$65,000	$120,175	$3,844	$189,019
John A. Luke, Jr.	$65,000	$120,175	$2,716	$187,891
Christopher L. Mapes	$72,500	$120,175	$2,716	$195,391
James F. Palmer	$87,500	$120,175	$2,940	$210,615
Ajita G. Rajendra	$82,500	$120,175	$2,716	$205,391
Frank C. Sullivan	$72,500	$120,175	$2,716	$195,391
John M. Timken, Jr.	$112,500	$120,175	$2,716	$235,391
Ward J. Timken, Jr.	$50,000	$120,175	$2,716	$172,891
Jacqueline F. Woods	$65,000	$120,175	$2,716	$187,891

(1)

Richard G. Kyle, our President and Chief Executive Officer (“CEO”), is not included in this table as he is an employee of the Company and receives no compensation for his services as a Director. Sarah C. Lauber is not included in this table or the table below as she started serving as a Director after December 31, 2020.

(2)

The amount shown for each Director reflects the Board-approved temporary pay reductions to annual retainer fees and independent Chairman fees for the Directors for the first three quarters of 2020 and is inclusive of fees deferred under the Director Deferred Compensation Plan. Annual committee fees were not impacted by the temporary pay reductions.

(3)

The amount shown for each Director consists of the grant date fair value of the award of 3,160 restricted stock units made on May 8, 2020. These restricted stock units vest 100% one year following the grant date. Ms. Harrell elected to defer the award made on May 8, 2020 under the Director Deferred Compensation Plan for distribution in the future. The amounts shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

(4)

All other compensation reflects cash dividend equivalents paid to the Directors in 2020 for unvested restricted stock units granted in the prior year and cash dividends paid to certain Directors for unvested restricted stock granted in connection with their initial election to the Board, in each case upon vesting of such restricted stock units or restricted stock in 2020. Ms. Harrell elected to defer the award made on May 10, 2019 under the Director Deferred Compensation Plan for distribution in the future. The chart above includes cash dividend equivalents in the amount of $2,716 which were also deferred under the Director Deferred Compensation Plan.

As of December 31, 2020, unvested restricted shares and unvested restricted stock units were held by the nonemployee Directors as follows:

Name	Unvested Restricted Shares and Unvested Restricted Stock Units
Maria A. Crowe	3,160
Elizabeth A. Harrell	3,960
John A. Luke, Jr.	3,160
Christopher L. Mapes	3,160
James F. Palmer	3,160
Ajita G. Rajendra	3,160
Frank C. Sullivan	3,160
John M. Timken, Jr.	3,160
Ward J. Timken, Jr. (1)	3,160
Jacqueline F. Woods	3,160

(1)

Additionally, Ward J. Timken, Jr. has 184,900 vested and unexercised stock options earned from his previous role as an employee and executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Board Committees

Audit Committee

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. The Audit Committee is composed of James F. Palmer (Audit Committee Chair), Maria A. Crowe, Sarah C. Lauber, Christopher L. Mapes, Ajita G. Rajendra and Frank C. Sullivan. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). Our Board of Directors has determined that Sarah C. Lauber, James F. Palmer and Frank C. Sullivan qualify as Audit Committee financial experts.

The Audit Committee’s charter is available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/.

Compensation Committee

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are Ajita G. Rajendra (Compensation Committee Chair), Elizabeth A. Harrell, Sarah C. Lauber, John A. Luke, Jr., James F. Palmer and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other named executive officers included in the 2020 Summary Compensation Table, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon the CEO’s recommendations regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Executive Vice President – Human Resources and General Manager – Compensation, Human Resources. The meetings are regularly attended by the Chairman of the Board, the CEO, the Executive Vice President – Human Resources, the Vice President, General Counsel & Secretary, and the General Manager – Compensation, Human Resources. At each meeting, the Compensation Committee meets in executive session. The Chair of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board. Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Willis Towers Watson Public Limited Company (“WTW”), a global professional services firm, to conduct annual reviews of its compensation programs for the Company’s executive officers and Directors. WTW also provides information to the Compensation Committee on trends in executive compensation and other market data. WTW (or its predecessor) has provided executive consulting services to the Compensation Committee and other professional consulting services to the Company for over 20 years.

With respect to Director compensation, as stated above, the Compensation Committee annually engages WTW to conduct reviews of Director compensation, and the Committee may then recommend to the full Board changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

During fiscal year 2020, WTW was paid approximately $245,000 for the executive and Director compensation consulting services it provided to the Compensation Committee. Other professional consulting services provided by WTW to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $1.7 million, most of which (greater than $1.6 million) related to retirement consulting and outsourcing of pension administration services.

The Compensation Committee has concluded that the advice it receives from WTW continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with WTW with respect to compensation advice mitigates the risk that management potentially could misuse the actuarial engagement to influence WTW’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from WTW for executive and Director compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, WTW has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of WTW, as required under the listing standards of the NYSE. The Compensation Committee also has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to WTW, specifically including the six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act. Based on this review, we are not aware of any conflict of interest regarding the work performed by WTW.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession planning process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. Each year, the Compensation Committee reviews and discusses potential successors for each of the executive officers with the full Board in executive session. In addition, at the end of each year, the Compensation Committee reviews the performance of each of the executive officers. The Compensation Committee is also periodically updated regarding more broad-based human capital focused initiatives such as pay equity studies and, alongside the remainder of the Board, employee engagement surveys.

The Compensation Committee’s charter is available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/. For more information regarding the role of management and the compensation consultants in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis – Determining Compensation for 2020” on page 42.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are Maria A. Crowe (Nominating and Corporate Governance Committee Chair), Elizabeth A. Harrell, John A. Luke, Jr., Christopher L. Mapes, Frank C. Sullivan and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest standards of integrity and ethical behavior, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Director recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the size of the Board and whether any vacancies are expected due to retirement, refreshment or otherwise. The Nominating and Corporate Governance Committee seeks to maintain an appropriate mix of newer Directors who bring fresh perspectives with longer-tenured Directors who have deep knowledge of our global operations and long-term strategy. In the event that vacancies are anticipated or otherwise arise, the Committee considers potential Director candidates in accordance with the factors and criteria outlined above.

The Nominating and Corporate Governance Committee’s charter is available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed by the Nominating and Corporate Governance Committee as appropriate and are available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/.

Shareholder-Recommended Director Candidates

Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

Shareholder-Nominated Director Candidates

Our Amended Regulations provide a “proxy access” right to permit any shareholder or a group of up to 20 shareholders owning 3% or more of the voting power entitled to vote in the election of Directors continuously for at least three years to nominate and include in our proxy materials Director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of (i) 20% of the total number of Directors on the Board, rounding down to the nearest whole number, and (ii) two Directors in accordance with the requirements set forth in our Amended Regulations. Under our Amended Regulations, requests to include shareholder-nominated candidates for Director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our Proxy Statement for the previous year’s annual meeting of shareholders. Requests to include shareholder-nominated candidates for Director in our proxy materials related to the 2022 Annual Meeting of Shareholders must be delivered by certified mail, return receipt requested, to our Vice President, General Counsel & Secretary, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, no earlier than October 18, 2021 and no later than November 17, 2021 in order to be timely. The summary of this “proxy access” right set forth above is qualified in its entirety by our Amended Regulations.

Corporate Governance and Social Responsibility Highlights

The Nominating and Corporate Governance Committee regularly reviews trends and recommends best practices, initiates improvements, and plays a leadership role in maintaining the Company’s strong corporate governance structure and practices. Among the practices the Nominating and Corporate Governance Committee believes demonstrate the Company’s commitment to strong corporate governance are the following:

Board Independence, Refreshment, Diversity and Experience

✓	Strongly independent Board (10 of 12 Director nominees are independent)

✓	Independent Chairman of the Board

✓	Commitment to Board refreshment and diversity – 7 new Directors (representing over half of our Board) added in the past decade

✓	3 Audit Committee financial experts

✓	6 current or former public company Chief Executive Officers currently serve on the Board

Shareholder Rights

✓	Shareholder proxy access with 3/3/20/20 parameters

✓	Special meetings may be called by shareholders holding 25% of the Company’s common shares

Other Strong Governance Practices

✓	Declassified Board – all Directors are elected annually

✓	Annual Board, Committee and Director evaluations

✓	Majority Voting Policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

✓	Over-boarding policy limits the number of public company boards a Director can serve on

✓	“Clawback” policy permits clawback of executive compensation if an executive engages in conduct that is detrimental to the Company and results in restatement of financial results

✓	Stock ownership requirements for Directors and executive officers

✓	Strong focus on shareholder engagement – over 500 interactions with investors in 2020

Additional information about the Company’s corporate governance structure and practices can be found in the Board of Directors General Policies and Procedures, our Amended Regulations and our Amended Articles of Incorporation.

The Nominating and Corporate Governance Committee also oversees our corporate social responsibility and sustainability program. In 2020, we expanded upon our corporate social responsibility reporting and further detailed our efforts to support our stakeholders as a socially responsible corporation. Going forward, we will continue to drive our sustainability initiatives by measuring them against three focus areas — to grow knowledge, to advance sustainability and to promote leadership. Some of the Company’s current initiatives that promote our three focus areas are set forth in the chart below:

In 2020, renewable energy became our single largest end-market sector in terms of total sales, evidencing our commitment to sustainability. The Company’s products, technology and innovation continue to support the global trend towards sustainability and meet customers’ evolving requirements for optimized reliability and performance. In addition, the Company recently announced more than $75 million in capital investments through early 2022 to increase the Company’s renewable energy capabilities across its global footprint. These investments will include implementation of advanced automation and manufacturing technologies designed to support long-term growth in this space.

In consideration of our efforts, we were named one of the World’s Most Ethical Companies® by Ethisphere® Institute for the eleventh time, one of America’s Most Responsible Companies by Newsweek and Statista and one of America’s Best Employers by Forbes magazine in 2021.

For more information regarding our corporate social responsibility program, please see our most recent corporate social responsibility report available on our website at https://www.timken.com/about/corporate-social-responsibility/.

Shareholder Engagement

In 2020, the Company engaged in various forms of shareholder outreach, including participating in nine investor conferences, nine non-deal roadshows, and a significant number of individual investor meetings. In total, the Company completed over 500 interactions with investors during 2020, up over 20% from 2019. Key topics discussed during these engagements are set forth in the adjacent table.

Shareholder Engagement Topics

•  Company strategy

•  Financial performance

•  Capital allocation priorities

•  Renewable energy initiatives

•  Executive compensation policies and practices

•  Corporate governance practices and shareholder rights

•  Human capital management

•  Corporate social responsibility disclosures

Risk Oversight

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition; economic conditions; planning and strategy; finance; sales and marketing; product technology and innovation; information technology and cybersecurity; facilities, operations and supply chain; environmental, health and safety; product warranty; talent management; and other matters. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by our leadership structure, provides appropriate checks and balances against undue risk taking.

Shareholder Communications

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Such communications may be reviewed by the office of the Vice President, General Counsel & Secretary to ensure appropriate and careful review of the matter.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows, as of January 1, 2021, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2020 Summary Compensation Table on page 55 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the 1934 Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of common shares

Name	Sole Voting or Investment Power (1)	Shared Voting or Investment Power	Aggregate Amount (1)	Percent of Class
Christopher A. Coughlin	220,973	0	220,973	*

Maria A. Crowe	17,295	0	17,295	*

Philip D. Fracassa	157,061	0	157,061	*

Elizabeth A. Harrell	7,275	0	7,275	*

Richard G. Kyle	814,798	0	814,798	1.08%

Sarah C. Lauber	0	0	0	*

John A. Luke, Jr.	65,233	0	65,233	*

Christopher L. Mapes	18,000	0	18,000	*

Ronald J. Myers	36,171	0	36,171	*

James F. Palmer	13,045	0	13,045	*

Ajita G. Rajendra	16,090	0	16,090	*

Andreas Roellgen	80,067	0	80,067	*

Frank C. Sullivan	56,882	0	56,882	*

John M. Timken, Jr.	582,325(2)	789,427	1,371,752(2)	1.81%

Ward J. Timken, Jr.	697,302	4,714,291	5,411,593	7.15%

Jacqueline F. Woods	17,228	0	17,228	*

All Directors, nominees for Director and executive officers as a group(3)	2,857,592	5,503,718	8,361,310	11.05%
*	Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options and Time- based Restricted Stock Units (a)	Deferred common shares (b)

Christopher A. Coughlin	150,061	0

Maria A. Crowe	0	0

Philip D. Fracassa	86,380	0

Elizabeth A. Harrell	0	2,425

Richard G. Kyle	580,718	0

Sarah C. Lauber	0	0

John A. Luke, Jr.	0	0

Christopher L. Mapes	0	0

Ronald J. Myers	12,169	0

James F. Palmer	0	0

Ajita G. Rajendra	0	0

Andreas Roellgen	37,233	0

Frank C. Sullivan	0	2,000

John M. Timken, Jr.	0	0

Ward J. Timken, Jr.	184,900	0

Jacqueline F. Woods	0	2,500

(a)

Includes shares that the individual named in the table has the right to acquire on or before March 1, 2021 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. Including those listed and other executive officers not individually listed in the table, all Directors, nominees for Director, and executive officers as a group have the right to acquire 1,077,968 shares on or before March 1, 2021 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)

Awarded as annual grants under the Equity and Incentive Compensation Plan or The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Predecessor Long-Term Incentive Plan”), which will not be issued until a later date under the Director Deferred Compensation Plan.

(2)	Includes 182,166 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)

Includes 57,847 shares beneficially owned by other executive officers not individually listed in the table. The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 18 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 1, 2021, unless otherwise indicated below:

Beneficial Owner	Number of Shares	Percent of Class

The Vanguard Group(1)	6,237,976	8.24%

BlackRock, Inc.(2)	5,547,346	7.33%

The Timken Foundation of Canton(3)	4,652,481	6.15%

(1)

A Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 0 common shares, shared voting power over 46,133 common shares, sole investment power over 6,135,505 common shares, shared investment power over 102,471 common shares and aggregate beneficial ownership of 6,237,976 common shares.

(2)

A Schedule 13G/A filed with the SEC on February 1, 2021, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, indicated that it has sole voting power over 5,315,161 common shares and sole investment power over 5,547,346 common shares.

(3)

A Schedule 13G/A filed with the SEC on February 12, 2021, by The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, indicated that it has sole voting and investment power over 4,652,481 common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr. and William R. Timken, Jr. are trustees of and share the voting and investment power with respect to shares held by the Foundation. All trustees disclaim any beneficial interest in such shares. The Foundation is an Ohio private charitable foundation that is independent of the Company.

PROPOSAL NO. 2: SHAREHOLDER ADVISORY VOTE TO

APPROVE OUR NAMED EXECUTIVE OFFICER

COMPENSATION

We believe that our compensation programs for our named executive officers:

●	align the interests of executive management with those of our shareholders;
●	reward executive management for sustained, strong business and financial results; and
●	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the 1934 Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2021 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently are conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with our 2022 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of this resolution. Abstentions and broker non-votes will not be counted for determining whether this resolution is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

33	Executive Summary
33	2020 Performance

36	2020 Compensation Decisions and Actions
38	CEO Pay At-A-Glance
39	Aligning Pay with Performance

41	Consideration of 2020 Say-on-Pay Vote

42	Determining Compensation for 2020

44	Key Elements of the Executive Compensation Program

45	Analysis of 2020 Compensation
45	Base Salary
45	Annual Cash Incentive
47	Long-Term Incentives
50	Retirement Programs
52	Deferred Compensation
52	Other Benefits
53	Severance Agreements
53	Stock Ownership Guidelines
53	Anti-Hedging/Pledging Policies
54	Compensation Risk Assessment
54	Clawback Provisions

54	Compensation Committee Report

Executive Summary

This section provides a summary of our named executive officer compensation program, key compensation decisions, and performance targets and results for incentive plans in which our named executive officers participated for the year ended December 31, 2020. For 2020, our NEOs were:

●	Richard G. Kyle, President and CEO;
●	Philip D. Fracassa, Executive Vice President, Chief Financial Officer;
●	Christopher A. Coughlin, Executive Vice President, Group President;
●	Ronald J. Myers, Executive Vice President, Human Resources; and
●	Andreas Roellgen, Vice President, Europe, Asia and Africa.

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. The structure of our programs enables us to provide a competitive compensation and benefits package while aligning senior executive interests with those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our NEOs:

Objectives	Philosophy

Our executive compensation program is designed to:

●  Align the interests of our executives and shareholders

●  Reward sustained, strong business results

●  Incentivize profitable growth and capital deployment discipline

●  Attract, retain and motivate the best talent

Our executive compensation philosophy is built on the following principles:

●  Recognizing that people are our most important resource

●  Rewarding results linked to both short- and long-term performance (pay-for-performance)

●  Positioning our pay to be competitive in the marketplace

●  Focusing on increasing shareholder value

2020 Performance

Timken delivered strong financial performance in 2020, despite the broad economic slowdown caused by COVID-19. The unwavering commitment of our employees allowed the Company to continue to operate safely and efficiently during this difficult and challenging period and deliver a high level of performance.

In 2020, our financial performance compared favorably with other industrial companies, as we benefited from strong operational execution, including cost reduction initiatives, and the diversity of our business, which has been bolstered in recent years by acquisitions and our efforts to increase our presence in growing sectors like renewable energy. We achieved these results while remaining focused on the safety and welfare of our employees and other stakeholders and serving many essential industries. Throughout this period, Timken demonstrated its ability to execute through challenging conditions, as evidenced by our strong operating margin performance. Despite revenue declining 7% to $3.51 billion in 2020, Timken achieved EPS of $3.72 and adjusted EPS of $4.101, down 21% and 11%,

2 See Appendix A for reconciliations of adjusted EPS, adjusted ROIC, free cash flow, and net debt to their most directly comparable GAAP financial measures. Adjusted ROIC is calculated as adjusted net operating profit after taxes divided by average invested capital. Free cash flow is defined as net cash from operations minus capital expenditures. These performance metrics used for external reporting may not correlate exactly to their corresponding compensation adjusted metrics due to slightly different adjustments (see pages 46 to 49 for more details on how the compensation adjusted metrics are calculated).

respectively, from last year’s record performance. We generated strong net cash from operations of $578 million and free cash flow of $4562 million, up 5% and 11%, respectively, from 2019. In addition, we generated an adjusted ROIC of 9.9%2 in 2020. The cash generation allowed us to continue to invest in the business for future growth, reduce net debt and return cash to shareholders.

Our Company’s performance during 2020, discussed throughout the CD&A, resulted in below-target annual cash incentive compensation plan payouts for 2020, mainly as a result of adjusted earnings before interest and taxes (“EBIT”) declining in 2020 versus 2019. The above-target number of performance-based restricted stock units earned for the 2018-2020 cycle reflect record three-year cumulative EPS and adjusted EPS performance and strong average adjusted ROIC during this period. Our cumulative 2018-2020 EPS and adjusted EPS increased 236% and 89% respectively, as compared with the 2015-2017 cycle which was used as the basis for setting the 2018-2020 targets. Average adjusted ROIC as compared across those same periods increased 160 bps. See page 46 for details on annual cash incentive award decisions, and “2020 Long-Term Incentive Decisions” on page 48 for more details on long-term incentive award payouts. Overall, our NEO compensation for 2020 reflects our compensation objectives and demonstrates our long-standing commitment to pay our executives based upon the performance they deliver.

2020 also marked the release of our second corporate social responsibility report, which detailed our vision to build a more efficient, resilient world and introduced three focus areas we have identified to measure and advance our corporate social responsibility initiatives going forward – growing knowledge, advancing sustainability and promoting leadership. See page 25 for more details on our most recent corporate social responsibility report.

Our commitment to creating long-term shareholder value is reflected in our multi-faceted and balanced approach to capital allocation. We generated strong net cash from operations of approximately $578 million and free cash flow of $4562 million. This strong cash generation allowed us to invest in the business for future growth, reduce net debt, and continue to return cash to shareholders. We invested approximately $122 million, or 3.5% of revenue, in capital expenditures to grow and improve the competitiveness of our business, while further strengthening our leadership position in bearings with the acquisition of Aurora Bearing Company. In addition, we returned $136 million in cash to shareholders through the payment of dividends and the repurchase of approximately 1.1 million shares of stock, or over 1% of our outstanding shares, during the year. In 2020, we paid out our 394th consecutive quarterly dividend and increased our quarterly dividend to $0.29/share in the fourth quarter, continuing one of the longest continuous dividend streaks on the NYSE and making 2020 the seventh consecutive year of annual dividend increases. Timken allocated the remainder of its cash flow to reduce leverage. We reduced total debt by $166 million and net debt by $2762 million during the year, and we ended 2020 with a net-debt-to-adjusted-EBITDA ratio that was well within our 1.5 to 2.5 times target for leverage. This improved financial position will help enable the Company to continue to drive its strategy and create shareholder value in 2021 and beyond.

Based out of Montgomery, IL, Aurora Bearing Company is a leading manufacturer of spherical plain bearings and rod-ends for industrial and aerospace applications.

Execution of our strategy has created shareholder value by delivering TSR of 40.3%, 19.1%, and 25.1% over the past one-, three-, and five-year periods, respectively. Our TSR for each of these three periods outpaced both the median of our 2020 compensation peer group and the S&P 500 Industrials over the same respective timeframes. In addition, our ten-year TSR of 11.0%, which reflects the alignment of our strategy with long-term shareholder value creation, exceeded the median of our 2020 compensation peer group of 7.6% but slightly lagged the S&P 500 Industrials (12.0%) over that same timeframe. The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the GICS industrials sector.

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel common shares distributed in the Spinoff.

**See page 41 for the companies that are included in the compensation peer group for 2020.

***The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the GICS industrials sector.

2020 Compensation Decisions and Actions

Factors Guiding Our Decisions (see 42 for details)

●  Executive compensation program objectives and philosophy

●  Financial performance

●  CEO recommendations for other NEOs

●  Assessment of risk management, including avoidance of unnecessary or excessive risk taking to support delivery of long-term shareholder value

●  Shareholder input including “say-on-pay” vote

●  Advice of independent, outside compensation consultant

●  General market and peer company pay practices

●  Current and historical compensation

●  Performance across key financial metrics, including TSR, compared to U.S. industrial peers and other competitors

●  General market conditions and the cyclicality of the markets in which we operate

●  The impacts from COVID-19 were only considered for purposes of the temporary base salary reductions and the calculation of annual cash incentives as described in more detail below.

Program Updates Implemented at the Beginning of 2020

●  Adjusted our long-term incentive vehicles and mix for awards granted to our NEOs in 2020 to further align with current market practices and increase focus on meeting our performance objectives:

¡ Increased allocation assigned to performance-based restricted stock units from 50% to 60%;

¡ Increased allocation assigned to time-based restricted stock units from 20% to 40%; and

¡ Eliminated the use of nonqualified stock options (reduced allocation from 30% to 0%).

●  Discontinued the use of the stand-alone Senior Executive Management Performance Plan (the “SEMPP”) to deliver annual cash incentive opportunities to NEOs and instead began delivering annual cash incentive opportunities to the NEOs under the shareholder-approved Equity and Incentive Compensation Plan.

Key 2020 Compensation Decisions (see page 45 for details)

The compensation decisions outlined below demonstrate the multiple factors guiding our compensation decisions.

Base Salary

●  Base salary decisions were reviewed and approved by the Compensation Committee in early February prior to the global pandemic. Decisions were taken to maintain alignment with the Company’s compensation philosophy and median market practice.

●  CEO: Mr. Kyle received a base salary increase of 3.0% in March 2020.

●   Other NEOs: Mr. Coughlin, Mr. Myers, and Mr. Roellgen received a base salary increase of 1.9%, 5.0% and 6.1%, respectively, in March 2020. Mr. Fracassa did not receive a base salary increase in 2020.

●   To partially mitigate the financial impact to the Company from COVID-19 the Board approved certain temporary reductions to the base salaries for each of the Company’s NEOs, which reductions were gradually eased between April and July of 2020. For April, the Board approved a 90% reduction in base salary for the CEO and a 75% reduction in the salaries for the other NEOs. For May and June, our CEO’s salary was reduced by 50%, while the other NEOs’ salaries were reduced by 25%. In July, all NEO salaries (including the CEO’s) were reduced by 10%. The timing of these reductions was meant to align with when the Company expected to experience its greatest revenue declines associated with COVID-19, due in part to government restrictions on operations and customer shutdowns during those months. In total, during 2020 the CEO’s base pay for 2020 was reduced by 16.7% and the other NEO’s base pay for 2020 was reduced by 11.3% as a result of the temporary reductions.

No Modification to Targets or Plan Designs due to COVID-19

Despite the significant unforeseen impact of COVID-19, no adjustments or modifications were made to the plan design, financial performance metrics or targets for our 2020 annual cash incentive plan or our three outstanding performance-based RSU cycles. Awards earned for both the 2020 annual cash incentive plan and 2018-2020 PRSU awards reflect formulaic calculations based on goals established prior to the global pandemic.

Annual Cash Incentive

Based on the Company’s 2020 performance, annual cash incentive awards were paid at 80.2% of target for the NEOs, reflecting below-target performance for this time period. Annual cash incentive awards were calculated using unreduced base pay for the NEOs, consistent with other employees eligible for annual cash incentive plan awards, in recognition of NEO and employee commitment, strong Company performance during a difficult operating environment in 2020 and the impact of the temporary reduction to base salaries.

Annual cash incentive opportunities were delivered under the Company’s shareholder-approved Equity and Incentive Compensation Plan. For additional details, see the “Annual Cash Incentive” section on page 45.

Long-Term Incentives

The NEOs received target grants of time-based restricted stock units and performance-based restricted stock units in 2020, with grant values ranging from approximately $0.4 million to $4.4 million.

Performance-based restricted stock units (which are based on adjusted ROIC and adjusted EPS performance achievements) were earned at 185.1% of target for the 2018-2020 performance period, which reflected record three-year cumulative adjusted EPS during this period, including record adjusted EPS for each of 2018 and 2019, and strong average adjusted ROIC performance.

In February 2020, the Company made a one-time grant of 5,000 deferred shares to Mr. Myers under the Equity and Incentive Compensation Plan to promote the retention of Mr. Myers through the end of 2021. These shares vest in full on December 31, 2021, contingent on continued employment with the Company.

2021 Program Updates

No Anticipated Modifications to Plan Designs due to COVID-19

Timken does not currently anticipate making any adjustments or modifications to the plan designs or financial performance metrics due to the impact from COVID-19 in 2021.

CEO Pay At-A-Glance

Target pay for 2020 for Mr. Kyle was determined by the Compensation Committee after consideration of the factors described below under “Determining Compensation for 2020.” The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Further details are provided on page 42.

Elements of our named executive officer compensation consist of base salary, annual cash incentive, long-term incentives that include time-based and performance-based restricted stock units, other primarily broad-based employee benefits and limited perquisites.

The chart below provides annualized targeted 2020 compensation levels for Mr. Kyle (after adding back COVID-19 related base salary reductions that were not contemplated when Mr. Kyle’s 2020 target compensation was originally established) as compared to the median of our 2020 compensation peer group and general industry survey data. This data represents targeted compensation levels excluding the impact of “all other compensation” and pension value changes, which reflects how the Compensation Committee evaluated Mr. Kyle’s compensation levels when determining 2020 pay. When considering how compensation aligns with external pay data comparisons, we believe it is appropriate to consider total compensation without the impact of all other compensation and pension value changes (particularly as changes in pension value can be heavily impacted by external factors such as interest rates and changes to mortality assumptions and not just changes in the underlying benefit level or program design). This was the case in 2020 as the year-over-year increase in actuarial pension values was primarily driven by the decline in interest rates from the prior year measurement period. However, the Committee does consider how the pension program aligns with market practice and in 2018, the Company announced that, effective December 31, 2022, most U.S. participants, including Messrs. Coughlin, Fracassa, Kyle and Myers, will cease to accrue pension benefits under the Company’s defined benefit pension plans. See page 50 for more details.

The Company’s Approach to Rewarding Performance

Annual Cash Incentive

●   Reward achievement of short-term individual and corporate performance goals

Time-Based Restricted Stock Units

●   Reward long-term shareholder value creation

●   Reinforce ownership in the Company

●   Support retention of executives

●   Align executive compensation with shareholder interests

Performance-Based Restricted Stock Units

●   Reward long-term financial results that drive shareholder value

●   Reinforce ownership in the Company

●   Align executive compensation with shareholder interests

* See page 41 for more details on the companies in the peer group, which consists of U.S. industrial companies with median revenue of $3.35 billion.

**Survey data consists of pay practices of certain companies adjusted to $3.8 billion via the use of regression analysis.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated, focused and energized employees all working to achieve our strategic and financial objectives. This understanding shapes our approach to providing a competitive compensation and benefits package to our CEO and the other NEOs.

Pay-for-performance is one of the principles that make up our executive compensation philosophy. To help ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the level of adjusted EBIT, adjusted EBIT margin, free cash flow, adjusted ROIC and adjusted EPS, which we believe are key performance metrics that drive long-term TSR and cash generation that supports our capital allocation objectives.

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2020 consisted of base salary, annual cash incentive, long-term incentives including time-based restricted stock units and performance-based restricted stock units, and other primarily broad-based employee benefits. Our compensation program is designed to link pay and performance.

●	Program Design: 85% of the targeted total direct compensation for Mr. Kyle and between 62% and 76% of the targeted total direct compensation for the other NEOs is comprised of incentive-based pay:

●

Performance Assessment: Our Compensation Committee uses a comprehensive process to assess Company performance. We believe our plan and financial metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation program for executives is designed to link compensation with key financial and operating goals, some of which are short-term, while others take several years or more to achieve.

	Short-Term (Cash) Annual Incentive*	Long-Term (Equity) Performance-Based Restricted Stock Units*	Long-Term (Equity) Time-Based Restricted Stock Units

Objective	Short-term operational business priorities and shareholder value creation	Long-term strategic financial goals and shareholder value creation	Long-term shareholder value creation

Time Horizon and 2020 Metrics	One year 60% adjusted EBIT 20% adjusted EBIT margin 20% free cash flow	Three years 60% adjusted EPS 40% adjusted ROIC	Four-year vesting period (1/4 per year)

*See “Annual Cash Incentive” and “Long-Term Incentives: Performance-Based Restricted Stock Units” sections on pages 45 and 48, respectively, for more details.

Other key features of our executive compensation program include:

●

Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives with those of our shareholders. See page 53 for more information.

●

Clawback provisions: The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. See page 54 for more information.

Consideration of 2020 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting, in addition to other factors. In 2020, approximately 96% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2020 Annual Meeting of Shareholders. From time to time, our shareholders have also engaged in discussions with the Company regarding elements of our compensation program and their feedback has generally been considered in making compensation decisions. Based on this strong level of shareholder support, the Compensation Committee did not make any changes to our compensation programs or policies that were specifically driven by the results of the say-on-pay vote or shareholder feedback.

Use of Peer Group and Market Data for Our 2020 Executive Compensation Program

The Company establishes target compensation levels that are consistent with market practice and general internal equity considerations relative to base salaries, annual cash incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company reviewed compensation practices and pay opportunities from general industry survey data, as well as from a selection of publicly traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically, in 2020, the Company used information regarding the pay practices of general industry companies in the WTW Executive Compensation Database, regressed to $3.8 billion in annual revenue. This was closely aligned to our outlook for 2020 revenue at the start of the year. The Company believes that revenue and operational footprint are appropriate indicators of the size and complexity of an organization, which should be reflected in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its 2020 executive compensation decisions for our NEOs.

The Company also used a compensation peer group as an additional reference point when determining executive compensation. The 2020 peer group, which is unchanged from the 2019 peer group, consisted of a select group of similarly sized U.S. industrial companies that our Compensation Committee believes are representative of the talent market in which we compete and consisted of the following companies:

Allison Transmission Holdings, Inc.	Dana Inc.	Nordson Corp.

Altra Industrial Motion Corp.	Flowserve Corp.	Regal Beloit Corp.

American Axle & Manufacturing Holdings, Inc.	IDEX Corp.	Rexnord Corp.

Carlisle Companies Inc.	ITT Inc.	Terex Corp.

Colfax Corp.	Kennametal Inc.	Trinity Industries, Inc.

Crane Co.	Meritor, Inc.	Triumph Group, Inc.

While the Compensation Committee considered peer group data in determining the general competitiveness of executive compensation, it is only one factor taken into consideration when determining the total compensation for our NEOs. The Compensation Committee also considered other factors listed in “Factors Guiding Our Decisions” on page 36.

Determining Compensation for 2020

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for our NEOs. As part of this process, the Compensation Committee reviews all of the components of compensation for the NEOs and determines if each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee reviews each component of compensation individually and in total, references competitive market data including at the 50th percentile, and, after consideration of additional factors (for example, the executive’s responsibilities, experience level, tenure, performance in the position and Company performance, including TSR), may make adjustments to any element of a NEO’s compensation in establishing such executive’s total direct compensation.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual cash incentive award opportunities and long-term incentive grants for the Company’s NEOs.

In the course of this analysis and development of proposed total compensation packages, WTW, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses its findings with the Compensation Committee.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent Directors of the Board during executive session.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and WTW, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEO’s performance, general internal equity considerations, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for the NEOs.

As part of this process, individual elements of compensation provided to our NEOs are generally compared to general industry market data and peer group data as described above and the total compensation package is considered in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual cash incentive and long-term incentive grants) also is evaluated in relation to the total compensation for positions with similar levels of responsibility derived from the general industry market data and peer group data described above.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of WTW as our independent executive compensation consultant to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. WTW also provides the Compensation Committee with market data, which the Compensation Committee generally references as a market check when determining compensation for executive officers.

In 2020, WTW’s primary areas of assistance to the Compensation Committee were:

●	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

●	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;

●	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Compensation Committee Chair and management prior to meetings; and

●	Reviewing with management and the Compensation Committee materials to be used in preparing the Company’s Proxy Statement.

The Compensation Committee has authorized WTW to interact with the Company’s management, as needed, on behalf of the Compensation Committee with respect to executive compensation matters. WTW also provides actuarial, pension administration and other services to the Company, which are unrelated to the work that WTW provides to the Compensation Committee. The WTW consultants who advise the Compensation Committee are different from the WTW employees who perform work for the Company in other areas. In order to maintain independence, WTW has adopted formal executive compensation consulting protocols that help to ensure that its advice to the Compensation Committee is fully objective and independent and that the business unit providing such advice remains separate from WTW’s other business units that provide advice to the Company’s management. For more information regarding fees paid to WTW by the Company in 2020 and the Compensation Committee’s assessment that there is no conflict of interest in the work performed by WTW with respect to executive compensation, see page 23 of the Proxy Statement.

Key Elements of the Executive Compensation Program

Type of Compensation	Link to Program Objectives	Key Features

Cash Compensation

Base Salary	A standard compensation element in executive compensation packages, offering market-competitive fixed compensation to attract and retain talent	Provides a consistent source of income

Annual Cash Incentive	A cash-based award that encourages executives to focus on achievement of specific annual corporate performance goals	Target incentive opportunity is set as a percentage of base salary, and awards are paid out based on achievement relative to annual performance metrics and targets

Long-Term Equity Incentives

Performance-Based Restricted Stock Units	Requires achievement of specified strategic financial and operating metrics over a three-year period that the Compensation Committee believes are highly correlated to driving long-term shareholder value; it also further aligns the long-term financial interests of our executives with those of our shareholders	Designed to reward executives for attainment of specified three-year corporate performance goals; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the three-year performance cycle

Time Based Restricted Stock Units	Rewards long-term shareholder value creation, enhances executive stock ownership and promotes retention	Four-year time vesting; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash upon vesting

Benefits

Retirement and Savings Benefits	An element of our benefits program that helps attract and retain executive talent

NEOs receive retirement and savings benefits through several plans:

●   Qualified and nonqualified defined contribution plans*;

●   Qualified and nonqualified defined benefit plans*; and

●   Deferred compensation plan

Severance and Change in Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance

Agreements help protect the Company and the NEOs from risks by providing:

●   Economic stability;

●   Death or disability payments; and

●   Payments and benefits in the event of a qualifying termination of employment, including in connection with a change in control

Other Benefits	Keeps program competitive and provides health, disability and life insurance protection for executives	Perquisites are limited in amount and use

*See “Retirement Programs” on page 50 for NEO eligibility.

Analysis of 2020 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for the NEOs based on external general market and peer group data for salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range. The base salary decisions described below were made based on these considerations.

Establishing Base Salaries When establishing base salaries for NEOs, the Compensation Committee considers general industry data for comparable roles and peer group data as a general guideline.

2020 Base Salary Decisions:

●

Base salary decisions were reviewed and approved by the Compensation Committee in early February prior to the global pandemic. Decisions were taken to maintain alignment with the Company’s compensation philosophy and median market practice.

●	CEO: Mr. Kyle received a base salary increase of 3.0% in March 2020; and
●	Other NEOs: Mr. Coughlin, Mr. Myers, and Mr. Roellgen received a base salary increase of 1.9%, 5.0% and 6.1%, respectively, in March 2020. Mr. Fracassa did not receive a base salary increase in 2020.
●

Temporary Salary Reductions: To help mitigate the financial impact to the Company from COVID-19, the Board approved certain temporary reductions to the base salaries for each of the Company’s NEOs, which reductions were gradually eased between April and July of 2020. For April, the Board approved a 90% reduction in base salary for the CEO and a 75% reduction in the salaries for the other NEOs. For May and June, our CEO’s salary was reduced by 50%, while the other NEOs’ salaries were reduced by 25%. In July, all NEO salaries (including the CEO’s) were reduced by 10%. The timing of these reductions was meant to align with when the Company expected to experience its greatest revenue declines associated with COVID-19, due in part to government restrictions on operations and customer shutdowns during those months. In total, during 2020 the CEO’s base pay for 2020 was reduced by 16.7% and the other NEO’s base pay for 2020 was reduced by 11.3% as a result of the temporary reductions.

Annual Cash Incentive

The Company’s annual cash incentive program provides the NEOs with the opportunity to earn additional compensation based on the achievement of annual corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals in the applicable year. For all NEOs, the 2020 annual cash incentive opportunity was delivered through the shareholder-approved Equity and Incentive Compensation Plan.

Linking Compensation to Performance

The Compensation Committee established adjusted EBIT as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value.

In 2020, Mr. Kyle, as CEO, had an annual cash target award opportunity of 120% of base salary and the other NEOs had target award opportunities ranging from 50% to 75% of base salary in 2020. Annual cash incentive awards were calculated using unreduced base pay for the NEOs, consistent with other employees eligible for annual cash incentive plan awards, in recognition of NEO and employee commitment, strong Company performance during a difficult operating environment in 2020 and the impact of the temporary reduction to base salaries. Annual cash incentive payouts for our NEOs were determined by:

●	Corporate performance (measured by adjusted EBIT, adjusted EBIT margin and free cash flow3); and
●	Individual performance (however, for 2020, annual cash incentive payments were not adjusted as a result of individual performance for any of the NEOs).

Specific factors that go into setting the targets include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets, and macro-economic factors.

Performance goals for the Company’s corporate annual cash incentive plan were set near the beginning of 2020. The 2020 adjusted EBIT target was set approximately 4% higher than the 2019 adjusted EBIT target and represents a 6% increase over actual 2019 adjusted EBIT results (using comparable exclusions).

The 2020 adjusted EBIT margin target of 15.2% was set at a level that was 110 basis points higher than the 2019 adjusted EBIT margin target of 14.1% and equal to the 2019 actual adjusted EBIT margin results of 15.2%.

The 2020 free cash flow target of $415 million was set at a level that was approximately 34% higher than the 2019 free cash flow target and 2% higher than 2019 free cash flow results.

2020 Annual Performance Award Decisions

Under the corporate annual cash incentive plan, actual performance under the three financial metrics need to reach the respective minimum threshold for that portion of the award to be payable. Performance targets and actual performance levels for the 2020 corporate annual cash incentive plan are shown in the table below. Straight-line interpolation is used to calculate actual payouts under the plan. Despite the significant unforeseen impact of COVID-19, no adjustments or modifications were made to the financial performance metrics or targets for our 2020 annual cash incentive plan. Awards earned for the 2020 annual cash incentive plan reflect formulaic calculations based on metrics and targets established prior to the outset of the global pandemic.

Corporate Annual Cash Incentive Plan

	Threshold	Target	Maximum	Actual

Adjusted EBIT (60% weighting)	$421M	$601M	$781M	$495M (70.6% payout)

Adjusted EBIT Margin* (20% weighting)	10.0%	15.2%	16.5%	14.1% (89.4% payout)

Free Cash Flow**(20% weighting)	$291M	$415M	$540M	$456M (100.0% payout)

	h	h	h	h
Plan Payout	50%	100%	200%	80.2% payout

*Adjusted EBIT Margin less than 8.5% would have resulted in zero payout for the plan. Between 8.5% and 10.0%, a payout under the Adjusted EBIT metric and/or Free Cash Flow metric would have been possible.

3 Based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions.

**For 2020, Adjusted EBIT did not exceed the prior year’s actual results, therefore the payout under the Free Cash Flow metric was capped at 100%, even though the metric achieved 133.0% of the target, in accordance with the plan design.

Actual performance for adjusted EBIT, adjusted EBIT margin, and free cash flow caused the 2020 corporate annual cash incentive plan to be scored at 80.2% for corporate participants, resulting in a 2020 cash award payout of 80.2% of the target opportunity for Messrs. Kyle, Fracassa, Coughlin, Myers, and Roellgen. While payouts to other non-NEO participants in the corporate plan are subject to certain multipliers based upon individual performance, no such multipliers were applied to the 2020 cash award payouts for the NEOs. The corporate annual cash incentive plan metrics were chosen to drive short-term operational business priorities that the Compensation Committee believes will help deliver shareholder value over time. The targets for the corporate plan for 2020 were established at more challenging levels than 2019 results and the payouts are a reflection of strong results for 2020, despite the negative financial impact to the Company from COVID-19.

Long-Term Incentives

The Compensation Committee administers the Equity and Incentive Compensation Plan, which was approved by our shareholders at our 2019 annual meeting and succeeds the Predecessor Long-Term Incentive Plan, under which no further grants will be made. Awards under the Equity and Incentive Compensation Plan can be made, and under the Predecessor Long-Term Incentive Plan could be made, in the form of common shares, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents. All long-term incentives settle in equity to further align our executives’ long-term financial interests with those of our shareholders. In 2020, the Company granted to the NEOs under the Equity and Incentive Compensation Plan:

•

Performance-based restricted stock units that are earned based on the achievement over a three-year period of strategic, financial and operating metrics and are intended to further align the long-term financial interests of our executives with those of our shareholders and link compensation to building long-term shareholder value; and

•	Time-based restricted stock units that vest 25% per year over four years and provide strong alignment between the interests of Company executives and shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common shares. For performance-based restricted stock units, the value of the grant is tied to both the Company’s share price and the achievement of financial and operating metrics, while the value of time-based restricted stock units is directly linked to the Company’s share price.

In each case described above, an executive must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of an analysis of market practice and the relative importance of the objectives behind each of the grants.

In February 2020, the Company also made a one-time grant of 5,000 deferred shares to Mr. Myers under the Equity and Incentive Compensation Plan to promote the retention of Mr. Myers through the end of 2021. These shares vest in full on December 31, 2021, contingent on continued employment with the Company.

2020 Long-Term Incentive Decisions

For the annual grants made in February 2020, the target value to be delivered in performance-based restricted stock units and time-based restricted stock units was 425% of the base salary midpoint for Mr. Kyle, and between 105% and 215% of the base salary midpoint for the other NEOs. The allocation percentage between the two types of equity for NEOs receiving the annual grant was 60% performance-based restricted stock units and 40% time-based restricted stock units.

Driving Shareholder Return

Long-term incentive grants are intended to balance short-term operating objectives of the Company with long-term objectives and align the financial interests of our executives with those of our shareholders.

In determining the number of shares granted in 2020, the target value for each grant was converted to a number of shares based on the opening share price on the day of the grant.

For 2020, the Compensation Committee made long-term incentive grants at the first regularly scheduled meeting when the Compensation Committee determined all elements of the NEOs’ compensation for the year.

Performance-Based Restricted Stock Units

To further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve long-term financial and operating objectives, the Compensation Committee granted performance-based restricted stock units to key employees (including the NEOs) that vest based on the achievement of specified performance objectives. Performance-based restricted stock units also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the performance cycle.

2020-2022 Performance-Based Restricted Stock Units Cycle

The performance metrics for performance-based restricted stock units granted in 2020 were cumulative adjusted EPS and adjusted ROIC for a three-year performance period (2020-2022). The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted earnings as used for external reporting (net of taxes)4, with the ability to make adjustments to exclude the effect of material changes in accounting principles, methods, and/or significant changes in tax law that are not reflected in the plan. For the 2020-2022 performance-based restricted stock unit cycle, the adjusted EPS target reflected a 6% compound annual growth rate (“CAGR”) over actual 2019 adjusted EPS (using comparable exclusions), which was a record at the time, resulting in the cumulative adjusted EPS target for the 2020-2022 performance-based restricted stock unit cycle being set approximately 36% higher than the actual cumulative adjusted EPS results for the 2017-2019 cycle, which was the most recently completed cycle at the time the 2020-2022 target was established and was also record three-year performance at that time. The 6% targeted CAGR over 2019 actual adjusted EPS results was set at a level that required meaningful improvement over the cycle. The three-year target for adjusted ROIC reflected a 30 basis point increase over the target for the 2019-2021 cycle and a 10 basis point increase over the actual ROIC for the 2017-2019 cycle. The factors that go into setting the target include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets and other factors. The Company’s performance targets for the performance-based restricted stock units granted in 2020 are shown in the table below. Straight-line interpolation is used to calculate payouts for these performance-based restricted stock units. Despite the significant unforeseen impact of COVID-19, no adjustments or modifications have been made to the financial performance

4 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures.

metrics or targets for our 2020-2022 performance-based RSU cycle, which metrics and targets were established prior to the global pandemic.

2020-2022 Performance-Based Restricted Stock Units Cycle: Metrics and Weightings

	Threshold	Target	Maximum
Three-Year Cumulative Adjusted EPS (60% weighting)	$10.87	$15.52	$20.18
Adjusted ROIC* (40% weighting)	8.5%	11.8%	14.0%

Plan Funding	50%	100%	200%

*Adjusted ROIC less than 7.5% will result in zero payout for the cycle. Between adjusted ROIC of 7.5% to 8.5%, a payout under the Three-Year Cumulative Adjusted EPS metric is possible.

For information about the specific performance-based restricted stock units awarded to the NEOs in 2020, see the “2020 Grants of Plan-Based Awards” table on page 57.

Results for the 2018-2020 Performance-Based Restricted Stock Units Cycle

In 2018, the NEOs received awards of performance-based restricted stock units to cover a three-year performance period (2018-2020).

The performance metrics for performance-based restricted stock units granted in 2018 were cumulative adjusted EPS and adjusted ROIC for the three-year performance period. The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted EPS as used for external reporting5, with the ability to make adjustments to exclude the effect of changes in accounting principles or methods that are not reflected in the plan. For the 2018-2020 performance-based restricted stock unit cycle, no adjustments were made to fully adjusted EPS as used for external reporting to determine the applicable compensation adjusted metrics.

The Compensation Committee believed that the targets for the performance-based restricted stock units granted in 2018 were appropriately challenging and that achievement would be supportive of shareholder value creation. The adjusted EPS target for the 2018-2020 performance-based restricted stock unit cycle reflected an 8% CAGR in each case over actual 2017 adjusted EPS results which was 45% higher than the most recently completed cycle. The adjusted ROIC target for the 2018-2020 cycle was set equal to the actual 2017 adjusted ROIC of 10.5%.

In terms of actual results for the cycle, adjusted EPS increased approximately 59% year-over-year in 2018, increased approximately 10% year-over-year in 2019 and decreased approximately 11% year-over-year in 2020 due in part to the impacts from COVID-19. As a result, the performance-based restricted stock units were earned at 185.1% reflecting record three-year cumulative adjusted EPS performance over the cycle, including record adjusted EPS results in 2018 and 2019, and strong average adjusted ROIC performance. Moreover, as detailed on page 35 in the “2020 Performance” section, the Company’s three-year TSR exceeded both the median of its 2020 compensation peers and the S&P 500 Industrials reflecting very strong performance over this period.

The Company’s performance goals and actual calculated results for the 2018-2020 cycle are summarized in the table below. Straight-line interpolation is used to calculate actual payouts for these performance-based restricted stock units. Despite the significant unforeseen impact of COVID-19, no adjustments or modifications were made to the financial performance metrics or targets for our 2018-2020 performance-based RSU cycle. Payouts earned for the 2018-2020 PRSU awards reflect formulaic calculations based on metrics and targets established prior to the outset of the global pandemic.

5 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures.

2018-2020 Performance-Based Restricted Stock Units Cycle: Metrics, Weightings and Actual Results

	Threshold	Target	Maximum	Actual
Three-Year Cumulative Adjusted EPS (70% weighting)	$5.53	$9.22	$11.99	$12.88
ROIC (30% weighting)	8.0%	10.5%	12.5%	11.5%

Plan Funding	50%	100%	200%	185.1%

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Time-Based Restricted Stock Units

Time-based restricted stock units that were awarded in 2020 to each NEO vest 25% each year over a four-year period. Cumulative dividend equivalents are paid in cash upon vesting. For information about the specific number of time-based restricted stock units awarded to the NEOs in 2020, see the “2020 Grants of Plan-Based Awards” table on page 57.

Under accounting rules, time-based restricted stock units are expensed over the vesting period using the fair value on the date of grant.

Retirement Programs

The Company has been transitioning away from defined benefit plans to the use of market-competitive defined contribution and employee savings plans for all eligible salaried employees, including the NEOs. The NEOs also participate in the Company’s nonqualified retirement programs based on eligibility.

Several years ago, the Company closed its primary defined benefit plan in the United States (the “Pension Plan”) to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. In 2018, the Company announced that, effective December 31, 2022, it will be freezing benefits under the Pension Plan (Mr. Coughlin and Mr. Myers participate in the Pension Plan and will cease to accrue benefits after December 31, 2022). To align with this action, in 2018, the Compensation Committee approved the freezing of benefits under the Excess Benefit Agreements, also effective as of December 31, 2022 (Mr. Coughlin, Mr. Fracassa and Mr. Kyle have Excess Benefit Agreements and will cease to accrue benefits under these arrangements after December 31, 2022).

Due to the varying tenure of our NEOs and the transition of our retirement plans, our U.S.-based NEOs participate (or participated) in different programs based on their eligibility as follows:

Name	Defined Benefit			Defined Contribution
	Qualified	Nonqualified		Qualified		Nonqualified
	Pension Plan	Supplemental Pension Plan		SIP Plan Matching Contributions	Core DC Contribution	Post-Tax Savings Plan
		Restoration Portion	Excess Benefit Agreement
Richard G. Kyle			✓	✓	✓	✓
Philip D. Fracassa			✓	✓	✓	✓
Christopher A. Coughlin	✓	✓	✓	✓		✓
Ronald J. Myers	✓	✓		✓		✓

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. A summary of the plans in which he participates is set forth below.

The following is a summary of the plans in which the NEOs other than Mr. Roellgen participate (or participated):

•

Qualified Pension Plan: The Pension Plan benefit replaces a targeted percentage of pre-retirement income, subject to limits on benefits and compensation imposed by the Internal Revenue Code (the “Code”). Eligible salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in the Pension Plan, which provides an annual benefit of 0.75% times Final Average Earnings times years of service. “Final Average Earnings” is based on the highest five non-consecutive years of eligible compensation over the 10 years preceding retirement. Eligible compensation includes base salary and annual cash incentive but excludes long-term incentives. The benefit is payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment, including a lump sum option, available with actuarial adjustments. Participants may retire early if they meet certain eligibility requirements, with the benefit reduced if started before age 62. As of December 31, 2020, Mr. Coughlin and Mr. Myers are both eligible for early retirement under this plan.

•	Nonqualified Supplemental Pension Plan: The Supplemental Pension Plan benefit replaces a targeted percentage of pre-retirement income. There are two components to this plan:

(1)	Restoration Portion: A restoration portion restores benefits to affected Company employees that would otherwise be provided under the Pension Plan were it not for Code limits; and

(2)

Individual Excess Benefits Agreements: These arrangements are for legacy NEOs and provide for a benefit based on Final Average Earnings as described above with offsets for other Company-provided benefits.

Supplemental retirement benefits for NEOs who have an Excess Benefits Agreement will be calculated using a target benefit of 60% of Final Average Earnings, offset by the sum of: (a) an annuity which could be purchased at market rates with the value of Company matching contributions and “Core DC” contributions made under the Company’s Savings and Investment Retirement Plan (the “SIP Plan”), and “Post-Tax Savings Plan” contributions, in each case using assumed contribution rates and assuming earnings were accumulated at an 8% interest rate until benefit commencement, and (b) any Company-provided defined benefit pensions. The net benefit after offsets is automatically paid as a lifetime annuity or an unadjusted 50% joint-and-survivor annuity depending on whether the executive is married when benefits commence. Alternatively, the executive can elect an actuarially equivalent lump sum.

Participating NEOs ratably earn the 60% benefit over 10 years (15 years for Mr. Kyle) of Company service. All participating NEOs have at least five years of officer service and are therefore fully vested in this benefit to the extent it is earned. Participating NEOs can retire after age 55, but the benefit is reduced by 4% for each year benefits commence prior to age 62.

•

Qualified SIP Plan Matching Contributions: The SIP Plan is a savings plan which matches 100% on the first 3% of pay contributed by the employee plus 50% on the next 3%, subject to Code limits on compensation and contributions.

•

Qualified Core DC Contributions: Core DC contribution refers to non-matching Company contributions provided within the SIP Plan to eligible U.S.-based salaried employees not earning Pension Plan service. Contributions range from 1% to 4.5% of eligible compensation (up to Code limits) based on an employee’s age plus years of service. Employees impacted by the December 31, 2022 freezing of benefits under the Company’s primary U.S. defined benefit pension plan will be eligible to receive the Core DC contribution under the SIP Plan after December 31, 2022.

•	Nonqualified Post-Tax Savings Plan: The Post-Tax Savings Plan is intended to restore benefits that would be provided under the SIP Plan were it not for Code limits. Affected employees have the option each year of taking these contributions in taxable cash or to defer the amounts with interest credited at a market-based interest rate (currently prime + 1%).

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. Instead, Mr. Roellgen participates in a legally required French Retirement Indemnity Plan (the “FRIP”) as well as the Timken Europe Supplementary Pension Plan with Defined Benefits (the “Europe Executive Plan”). The FRIP covers all French employees and pays a lump sum benefit based on service. The maximum FRIP benefit payable is six months of pay following 40 years of service. Mr. Roellgen’s benefits under the Europe Executive Plan are equal to 10% of his highest 3 years of pension earnings multiplied by the ratio of his years of service at December 31, 2012 to his years of service at retirement. The benefit is paid in the form of a 60% joint-and-survivor annuity. The Europe Executive Plan benefit vests only upon his retirement from the Company. While his accumulation of years of service was frozen under the Europe Executive Plan in 2012, his benefit continues to reflect compensation increases since 2012. Following the freeze of accumulation of years of service under the Europe Executive Plan, Mr. Roellgen commenced earning benefits under the Company’s French qualified defined contribution plan (the “French DC”). The French DC provides contributions of 4% of eligible compensation to certain employees under French law.

Deferred Compensation

The Company permits certain employees, including the U.S.-based NEOs, to participate in a 1996 Deferred Compensation Plan, as amended and restated effective January 1, 2019 (the “Deferred Compensation Plan”), that allows them to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary, incentive compensation payable in cash, employee or Company 401(k) contributions and/or core defined contributions in excess of tax limits. Cash deferrals earn interest quarterly at a rate based on the prime rate plus 1%. All of the NEOs (other than Mr. Roellgen) were eligible to participate in the Deferred Compensation Plan during 2020, but none earned “above-market” or preferential interest, as defined by the SEC.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the Deferred Compensation Plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in recruitment and retention.

Other Benefits

The NEOs are eligible to participate in benefit programs offered to certain other employees, including health, disability and life insurance programs.

Additionally, Mr. Roellgen participates in the Timken European Stock Ownership Plan (the “TESOP”). The TESOP is a stock ownership plan established in accordance with French law that allows participants to make contributions to a fund with a corresponding company match of up to 1.4% (subject to certain legal limits) that invests a portion of the contribution in Company stock. Mr. Roellgen also participates in a legally required French profit sharing plan that provides a nominal benefit.

The NEOs also may receive certain limited perquisites, including executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), and travel for spouses when accompanying NEOs on business travel. Mr. Roellgen also receives reimbursement of Company car-related expenses in accordance with local benefits practices in France.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a very small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments through severance agreements with individual NEOs in the event of involuntary termination of employment without cause or, following a change in control, in the event of involuntary termination of employment without cause or termination of employment by the executive under certain circumstances. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause or terminated under other qualifying circumstances.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by WTW. Severance pay was established as a multiple of base salary and actual annual cash incentive compensation. In the event of a qualifying termination of employment, an NEO would also be entitled to vesting of equity-based awards in accordance with the respective grant agreement, health and welfare benefits, outplacement services, and (in the event of a qualifying termination that follows a change in control) benefits under our retirement benefit programs. The types of severance benefits for which our NEOs are potentially eligible, and the potential benefit and compensation amounts, are further described and quantified below under “Potential Payments Upon Termination or Change in Control” on page 62 and in the “Termination Scenarios” table on page 66.

The severance agreements do not contain excise tax gross-up provisions.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives (including the NEOs) and are intended to align the interests of executive management with those of our shareholders. These guidelines establish a specific ownership target for each of the NEOs.

In determining whether the executive met his or her individual ownership target for 2020, the Company considered shares owned by the executive and full-value equity awards held by the executive, including deferred shares and time-based restricted stock units (stock settled) still subject to vesting conditions. Performance-based shares/units are not counted towards ownership until they are vested, and shares that are subject to unexercised options are not counted towards ownership.

The stock ownership requirement is based on a multiple of base salary. Each NEO must meet this requirement within five years of becoming an NEO. The NEO must retain any net shares after tax until the ownership requirement is met. If ownership falls below the requirement due to a decline in share price, the expectation would be for the NEO to maintain net shares after tax with respect to vested equity awards until the ownership requirement is met. The stock ownership guidelines do not require purchasing shares on the open market, but rather maintaining net shares on future vestings. As of December 31, 2020, all NEOs exceeded their individual ownership targets.

Officer Name	Stock Ownership Requirement – Multiple of Base Salary	Actual Stock Ownership – Multiple of Base Salary*
Mr. Kyle	5x	15.1x
Mr. Fracassa	3x	8.0x
Mr. Coughlin	3x	8.3x
Mr. Myers	3x	3.9x
Mr. Roellgen	2x	6.6x

* Calculated by multiplying the number of shares held by each NEO on December 31, 2020 by the daily average stock price for the year ending December 31, 2020 and dividing that product by each NEO’s 2020 base salary.

Anti-Hedging/Pledging Policies

The Company has adopted formal policies that prohibit our Directors, NEOs, other officers, and employees (and related persons) from pledging Company common shares or hedging the economic risk related to such stock ownership. In addition to prohibiting hedging transactions generally, the policies also expressly forbid use of the following types of hedging transactions: puts, calls, short sales, and the purchase of Company stock on margin.

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2020 and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company, and that several of our current practices effectively mitigate risk and promote performance.

Clawback Provisions

The Company maintains specific provisions regarding the recovery of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to seek to recover all or any portion of the equity-based or cash incentive paid or payable to the executive for some or all of the years covered by the restatement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A for the year ended December 31, 2020 with our management. Based on the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and this Proxy Statement for filing with the SEC.

Ajita G. Rajendra (Compensation Committee Chair)

Elizabeth A. Harrell

Sarah C. Lauber

John A. Luke, Jr.

James F. Palmer

Jacqueline F. Woods

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table sets forth information concerning compensation for our NEOs for 2020, 2019 and 2018, as applicable:

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Richard G. Kyle	2020	$843,093	$4,421,376	-	$974,914	$4,448,000	$576,880	$11,264,263
President & CEO	2019	$981,667	$3,095,955	$1,326,112	$1,459,000	$4,434,000	$582,517	$11,879,251
	2018	$941,667	$2,913,413	$1,248,177	$1,982,811	$1,303,000	$331,204	$8,720,272
Philip D. Fracassa	2020	$499,112	$1,226,319	-	$338,373	$1,399,000	$174,084	$3,636,888
Executive Vice President and Chief	2019	$558,775	$778,515	$333,624	$519,049	$1,699,000	$188,155	$4,077,118
Financial Officer	2018	$536,459	$706,586	$302,526	$705,993	$202,000	$194,194	$2,647,758
Christopher A. Coughlin	2020	$497,200	$1,332,379	-	$337,210	$1,150,000	$167,245	$3,484,034
Executive Vice President, Group	2019	$548,175	$911,640	$390,385	$509,203	$1,664,000	$167,120	$4,190,523
President	2018	$527,917	$911,976	$390,248	$694,752	$0	$104,786	$2,629,679
Ronald J. Myers	2020	$359,115	$846,092	-	$208,615	$498,000	$65,509	$1,977,331
Executive Vice President, Human	2019	$386,353	$350,385	$150,167	$283,249	$545,000	$58,969	$1,774,123
Resources	2018	$372,075	$289,109	$123,995	$359,084	$132,000	$51,647	$1,327,910
Andreas Roellgen (1)	2020	$304,998	$395,074	-	$136,003	$315,000	$55,845	$1,206,920
Vice President, Europe, Asia and	2019	$309,520	$191,700	$81,670	$172,509	$267,000	$58,903	$1,081,302
Africa

(1)

Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of the Change in Pension Value and Nonqualified Deferred Compensation Earnings column was €1.00 = $1.2216, which was the applicable exchange rate as of December 31, 2020. For all other columns in this table, the conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars was €1.00 = $1.1415 (the average monthly exchange rate for the calendar year), which approach we believe provides a reasonable representation of his compensation by accounting for currency exchange fluctuations that occurred throughout the calendar year.

(2)

To help mitigate the financial impact to the Company from COVID-19, the Board approved temporary reductions to the base salaries for each of the Company’s NEOs. See the “2020 Base Salary Decisions” section on page 45 for additional details.

(3)

The amounts shown in this column for 2020 include the grant date fair market value of time-based restricted stock units granted in 2020. See the description of time-based restricted stock units on page 50. Additionally, this column includes the grant date fair market value of the performance-based restricted stock units for the 2020-2022 performance cycle at target. See the description of the performance-based restricted stock units on page 48. Should performance equal or exceed the maximum goals for these performance-based restricted stock units, the grant date fair value for such awards would be: Mr. Kyle - $5,305,652; Mr. Fracassa - $1,471,583; Mr. Coughlin - $1,598,855; Mr. Myers - $673,481; and Mr. Roellgen - $474,619.

For Mr. Myers, the amount shown in this column also includes the grant date fair value of a one-time grant of 5,000 deferred shares made to Mr. Myers on February 6, 2020. These shares vest in full on December 31, 2021, contingent on continued employment with the Company.

The amounts shown in this column are computed in accordance with FASB ASC Topic 718.

(4)	Nonqualified stock options were eliminated from our long-term incentive award mix in 2020.

(5)

The amounts shown in this column for 2020 represent actual cash award payouts under the annual cash incentive plan for 2020 performance. Annual incentive compensation payouts were calculated using unreduced base pay, consistent with other employees eligible for annual cash incentive plan awards. For more information, see page 37.

(6)

The amounts shown in this column for 2020 represent the difference between the accumulated benefit amounts shown in the 2020 Pension Benefits Table as of December 31, 2020 and those amounts calculated as of December 31, 2019. See “2020 Pension Benefits Table” on page 61 for a description of how the amounts as of December 31, 2020 were calculated. For U.S.-based NEOs, the amounts as of December 31, 2019 were calculated in the same manner as the December 31, 2020 amounts, except that discount rates of 3.51% for nonqualified plans and 3.52% for qualified plans were used (compared to discount rates of 2.81% for the 2020 amounts for nonqualified benefits and 2.85% for the 2020 amounts for qualified benefits). For Mr. Roellgen, the amounts as of December 31, 2019 were calculated in the same manner as 2020 amounts, except that a discount rate of 0.75% was used (compared to a discount rate of 0.25% for 2020). Values were determined assuming no probability of termination, retirement, death, or disability before age 62, the earliest age unreduced pension benefits are payable from the applicable plans in each case. A measurement date of December 31, 2020 was used for all NEOs. The year-over-year increase in actuarial pension values was primarily driven by the decline in interest rates over the year.

Several years ago, the Company closed the Pension Plan to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. Effective December 31, 2022, the Company is freezing benefits under both the Pension Plan and the Excess Benefit Agreements. See the “Retirement Programs” section on page 50 for additional details.

(7)	The amounts shown in this column for 2020 are detailed in the following table:

Name	Annual Company Contribution to SIP, Core DC, and/or French DC (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Personal Use of Company Country Club Memberships (c)	Personal and Spousal Travel and Related Expenses (d)	Cash Dividend Equivalents (e)	Life Insurance (f)
Richard G. Kyle	$24,225	$181,333	$2,238	$10,915	$1,102	$352,222	$4,845
Philip D. Fracassa	$24,225	$67,240	$2,854	-	-	$78,349	$1,416
Christopher A. Coughlin	$12,825	$32,463	$1,291	$5,830	$764	$110,096	$3,976
Ronald J. Myers	$12,825	$16,081	-	-	-	$33,918	$2,685
Andreas Roellgen	$19,236	-	-	-	-	$20,813	$1,985

(a)

“SIP” refers to the Savings and Investment Retirement Plan, which is the Company’s primary U.S. qualified defined contribution plan for eligible salaried employees, under which the Company makes matching contributions and “Core DC” contributions to the accounts of eligible U.S. salaried employees. Messrs. Kyle, Fracassa, Coughlin, and Myers received SIP matching contributions during 2020. Messrs. Kyle and Fracassa received Core DC contributions during 2020. “French DC” refers to the Company’s French qualified defined contribution plan under which Mr. Roellgen received contributions. See the “Retirement Programs” section on page 50 for plan details.

(b)

The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for eligible U.S. salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code.

(c)

The amounts shown for personal use of country club memberships reflect prorated amounts of Company-paid annual membership dues in 2020 that relate to personal use by the NEOs. There are no incremental costs to the Company for personal use, as just one annual payment is made to cover membership dues for both business use and personal use, but all personal expenses are allocated to, and borne by, the NEOs.

(d)

The amounts shown for personal and spousal travel include actual and estimated incremental travel expenses for personal use of the Company aircraft and for when a spouse accompanied an NEO on business travel. No tax gross-ups on the related imputed income are paid.

(e)	Reflects cumulative dividend equivalents paid in cash in 2020 upon vesting for applicable time-based restricted stock units and performance-based restricted stock units.

(f)

The amounts shown represent the actual premiums paid by the Company for term life insurance (which is provided by the Company for all eligible employees at a level equal to one times their annual salary) and long-term disability insurance.

(g)	This column reflects Mr. Roellgen’s Company car benefit as well as Company contributions into his TESOP.

2020 Grants of Plan-Based Awards

The following table sets forth information concerning certain grants made to our NEOs during 2020:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard G.	02/10/2020 RSUs (1)							33,350	$1,768,551
Kyle	02/10/2020 CSTIP (2)	$121,524	$1,215,240	$2,430,480
	02/10/2020 Perf RSUs (3)				10,005	50,025	100,050		$2,652,826
Philip D.	02/10/2020 RSUs (1)							9,250	$490,528
Fracassa	02/10/2020 CSTIP (2)	$42,179	$421,785	$843,570
	02/10/2020 Perf RSUs (3)				2,775	13,875	27,750		$735,791
Christopher A.	02/10/2020 RSUs (1)							10,050	$532,952
Coughlin	02/10/2020 CSTIP (2)	$42,034	$420,335	$840,671
	02/10/2020 Perf RSUs (3)				3,015	15,075	30,150		$799,427
Ronald J.	02/06/2020 Def Shrs (4)							5,000	$285,300
Myers	02/10/2020 RSUs (1)							4,225	$224,052
	02/10/2020 CSTIP (2)	$26,004	$260,040	$520,081
	02/10/2020 Perf RSUs (3)				1,270	6,350	12,700		$336,741
Andreas	02/10/2020 RSUs (1)							2,975	$157,764
Roellgen	02/10/2020 CSTIP (2)	$16,953	$169,529	$339,058
	02/10/2020 Perf RSUs (3)				895	4,475	8,950		$237,309

(1)

The “RSUs” amounts shown reflect the time-based restricted stock units granted to each NEO in 2020 under the Equity and Incentive Compensation Plan. See the description of time-based restricted stock units on page 50.

(2)	The “CSTIP” amounts shown reflect payout opportunities at threshold, target and maximum performance levels under the annual cash incentive plan design for 2020. Threshold is reflected as the minimum payout if (a) the adjusted EBIT results would lead to a payout under that metric of zero, (b) one of either the adjusted EBIT margin or free cash flow metric results would lead to a payout of zero, (c) the results for the other metric identified in clause (b) (either adjusted EBIT margin or free cash flow) would lead to a payout at threshold under that metric, and (d) adjusted EBIT margin was greater than 8.5%. See the “Annual Cash Incentive” section on page 45 for additional details.

(3)

The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for the performance-based restricted stock units covering the 2020-2022 cycle granted to each NEO in 2020 under the Equity and Incentive Compensation Plan. Threshold is reflected as the minimum payout if the adjusted EPS metric payout is zero and the adjusted ROIC metric pays at threshold. See the description of the performance-based restricted stock units on page 48.

(4)

The “Def Shrs” amounts shown reflect a one-time grant of 5,000 deferred shares made to Mr. Myers on February 6, 2020 under the Equity and Incentive Compensation Plan. These shares vest in full on December 31, 2021, contingent on continued employment with the Company.

(5)

The amounts shown reflect the grant date fair market value of time-based restricted stock units, performance-based restricted stock units and deferred shares granted in 2020, calculated in accordance with FASB ASC Topic 718. The fair market value of time-based restricted stock units, performance-based restricted stock units and deferred shares is the opening price of our common shares on the date of grant multiplied by the number of shares granted (or, for performance-based restricted stock units, the “target” number of shares granted, which represents the probable outcome of the applicable performance conditions as of the grant date).

For more information regarding certain compensation arrangements with our NEOs, please refer to the “Potential Payments Upon Termination or Change in Control” section on page 62. For information regarding the amount of various compensation elements in proportion to total compensation, see the NEO pay mix charts in the “Aligning Pay with Performance” section on page 39.

Outstanding Equity Awards at 2020 Year-End

The following table sets forth information concerning unexercised Company stock options and stock awards that have not vested for each of our NEOs as of December 31, 2020:

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised (#) Options	Number of Securities Underlying Unexercised (#) Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Richard G. Kyle	02/07/2013	10,000	-	$40.56	02/07/2023	02/13/2017 (2)	4,588	$354,928	-	-

	02/13/2014	30,000	-	$41.15	02/13/2024	02/12/2018 (2)	9,325	$721,382	-	-

	02/12/2015	70,000	-	$41.79	02/12/2025	02/12/2019 (2)	15,582	$1,205,424	-	-

	02/11/2016	170,000	-	$27.75	02/11/2026	02/12/2019 (3)	-	-	51,900	$4,014,984

	02/13/2017	88,312	29,438	$45.35	02/13/2027	02/10/2020 (2)	33,350	$2,579,956	-	-

	02/12/2018	60,650	60,650	$44.65	02/12/2028	02/10/2020 (3)	-	-	50,025	$3,869,934
	02/12/2019	34,606	103,819	$42.60	02/12/2029
Philip D. Fracassa	02/12/2015	4,525	-	$41.79	02/12/2025	02/13/2017 (2)	1,019	$78,830	-	-

	02/11/2016	10,600	-	$27.75	02/11/2026	02/12/2018 (2)	2,263	$175,066	-	-

	02/13/2017	19,518	6,507	$45.35	02/13/2027	02/12/2019 (2)	3,919	$303,174	-	-

	02/12/2018	14,700	14,700	$44.65	02/12/2028	02/12/2019 (3)	-	-	13,050	$1,009,548

	02/12/2019	8,706	26,119	$42.60	02/12/2029	02/10/2020 (2)	9,250	$715,580	-	-
						02/10/2020 (3)	-	-	13,875	$1,073,370
Christopher A. Coughlin	02/11/2016	57,475	-	$27.75	02/11/2026	02/13/2017 (2)	1,438	$111,244	-	-

	02/13/2017	27,618	9,207	$45.35	02/13/2027	02/12/2018 (2)	2,925	$226,278	-	-

	02/12/2018	18,962	18,963	$44.65	02/12/2028	02/12/2019 (2)	4,594	$355,392	-	-

	02/12/2019	10,187	30,563	$42.60	02/12/2029	02/12/2019 (3)	-	-	15,275	$1,181,674

						02/10/2020 (2)	10,050	$777,468	-	-
						02/10/2020 (3)	-	-	15,075	$1,166,202
Ronald J. Myers	02/13/2017	-	2,919	$45.35	02/13/2027	02/13/2017 (2)	442	$34,193	-	-

	02/12/2018	-	6,025	$44.65	02/12/2028	02/12/2018 (2)	895	$69,237	-	-

	02/12/2019	-	11,757	$42.60	02/12/2029	02/12/2019 (2)	1,704	$131,821	-	-

						02/12/2019 (3)	-	-	5,875	$454,490

						02/06/2020 (4)	5,000	$386,800	-	-

						02/10/2020 (2)	4,085	$316,016	-	-
						02/10/2020 (3)	-	-	6,350	$491,236
Andreas Roellgen	02/12/2015	6,975	-	$41.79	02/12/2025	02/13/2017 (2)	269	$20,810	-	-

	02/11/2016	11,550	-	$27.75	02/11/2026	08/21/2017 (4)	10,000	$773,600	-	-

	02/13/2017	5,137	1,713	$45.35	02/13/2027	02/12/2018 (2)	613	$47,422	-	-

	02/12/2018	3,962	3,963	$44.65	02/12/2028	02/12/2019 (2)	975	$75,426	-	-

	02/12/2019	2,131	6,394	$42.60	02/12/2029	02/12/2019 (3)	-	-	3,200	$247,552

						02/10/2020 (2)	2,975	$230,146	-	-
						02/10/2020 (3)	-	-	4,475	$346,186

(1)

All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant and will expire ten years after the date of grant. Starting in 2020, we eliminated nonqualified stock options from our long-term inventive mix.

(2)

Time-based restricted stock units vest 25% per year over the four-year period from the date of grant. Upon an NEO becoming retirement eligible, restricted stock units may be withheld prior to vesting for taxes owed on such restricted stock units being deemed nonforfeitable.

(3)

Performance-based restricted stock units vest after the end of the three-year performance cycle based on the achievement of performance objectives. For the performance-based restricted stock units granted on February 12, 2019 and February 10, 2020, amounts are shown at target.

(4)	Deferred restricted shares for Mr. Roellgen vest 100% on the fifth anniversary of the date of grant. Deferred restricted shares for Mr. Myers vest 100% on December 31, 2021.

The market value of the stock awards shown in the table above was determined based upon the closing price of our common shares on December 31, 2020, which was $77.36.

2020 Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by and vesting of other equity-based awards for our NEOs during 2020:

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard G. Kyle	180,650	$4,007,906	107,859	$7,548,977

Philip D. Fracassa	73,900	$1,921,790	25,958	$1,819,916

Christopher A. Coughlin	100,925	$2,560,345	33,650	$2,356,408

Ronald J. Myers	31,187	$468,965	10,523	$739,531
Andreas Roellgen	5,800	$167,341	7,002	$490,945

(1)

The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares at the time of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.

(2)

Stock awards include time-based restricted stock units and performance-based restricted stock units. The value realized on vesting for performance-based restricted stock units is the number of shares that vested in 2020 multiplied by the fair market value of our common shares on the date of vesting. Fair market value for performance-based restricted stock units is determined by the average of the high and low price of our common shares on the date of vesting, which is the date that the Compensation Committee approves the performance score payout associated with such award.

2020 Pension Benefits Table

Year-over-year changes in pension values in the 2020 Summary Compensation Table are influenced by plan participation, age, length of service, and changes in annual cash compensation, as well as external factors such as changes to mortality assumptions and interest rates. The increase in actuarial pension values from 2019 to 2020 was primarily driven by the current environment of low interest rates. Effective December 31, 2022, eligible U.S. participants will cease to accrue pension benefits under the Company’s primary U.S. defined benefit pension plans.

The following table sets forth the number of years of credited service and actuarial present value of the defined benefit pension plans for our NEOs as of December 31, 2020 (see the “Retirement Programs” section on page 50 for additional details of the material features of these plans):

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
Richard G. Kyle (2)	Supplemental Pension Plan	14.7	$15,875,000

	Pension Plan	-	-

Philip D. Fracassa (2)	Supplemental Pension Plan	15.2	$6,273,000

	Pension Plan	-	-

Christopher A. Coughlin	Supplemental Pension Plan	36.5	$7,395,000

	Pension Plan	36.5	$1,291,000

Ronald J. Myers	Supplemental Pension Plan	38.6	$1,251,000

	Pension Plan	38.6	$1,424,000

Andreas Roellgen (3)	Europe Executive Plan	15.3	$1,126,000
	FRIP	23.3	$183,000

(1)

The “Present Value of Accumulated Benefit” is the present value of pension benefits earned as of December 31, 2020 that would be payable under that plan for the life of the executive, beginning at age 62. See Note 14 – Retirement Benefit Plans in the Notes to the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020 for details about the assumptions used to determine present value.

(2)	Because neither Mr. Kyle nor Mr. Fracassa were employed by the Company as of December 31, 2003, they did not accumulate any service under the Pension Plan.

(3)

Because Mr. Roellgen is based in Colmar, France, he is not eligible for either the Pension Plan or the Supplemental Pension Plan. Instead, Mr. Roellgen is a participant in the FRIP and the Europe Executive Plan. Mr. Roellgen had earned 15.3 years of service under the Europe Executive Plan when his accumulation of years of service under such plan was frozen at the end of 2012. Mr. Roellgen’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of this table was €1.00 = $1.2216, which was the applicable exchange rate as of December 31, 2020.

2020 Nonqualified Deferred Compensation

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2020 and the account balances as of December 31, 2020 for the NEOs:

Name	Executive Contributions in 2020 (1)	Company Contributions in 2020 (1)	Aggregate Earnings in 2020 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2020 (3)
Richard G. Kyle	$174,121	-	$26,154	-	$673,960

Philip D. Fracassa	$65,635	$67,240	$33,512	-	$824,274

Christopher A. Coughlin	-	-	-	-	-

Ronald J. Myers	-	-	$10,049	-	$223,720
Andreas Roellgen	-	-	-	-	-

(1)

Amounts shown as executive contributions or Company contributions in 2020, if any, were reported in the 2020 Summary Compensation Table (for base salary) or in the 2019 Summary Compensation Table (for payments made under the annual cash incentive plan).

(2)

This column includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore, these amounts were not included in the 2020 Summary Compensation Table.

(3)

Includes $375,521 for Mr. Kyle, $543,411 for Mr. Fracassa, and $87,237 for Mr. Myers that was previously reported as compensation in Summary Compensation Tables for prior years (or would have been if the recipient had been an NEO in such year).

The Deferred Compensation Plan allows certain employees, including the U.S.-based NEOs, to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary, incentive compensation payable in cash, employee or Company 401(k) contributions and/or core defined contributions in excess of tax limits. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus 1%. For further information, see the “Deferred Compensation” section on page 52.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Equity and Incentive Compensation Plan, the Predecessor Long-Term Incentive Plan, and our retirement and benefit plans in certain situations. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability and death. All scenarios are assumed to have occurred on December 31, 2020.

Change in Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the NEO’s responsibilities or base salary, or termination of the NEO’s employment without cause, within a specified number of years following a change in control of the Company (as defined in the Severance Agreements), each NEO will be entitled to receive a lump sum payment in an amount equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the greater of (a) the NEO’s annual base salary in effect prior to the termination and (b) the NEO’s annual base salary in effect prior to the change in control; plus (2) the greater of (a) the NEO’s target annual cash incentive compensation for the year in which the NEO terminates employment and (b) the NEO’s target annual cash incentive compensation for the year in which the change in control occurs. For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law.

NEO	Change In Control Multiple
Mr. Kyle	3.0x

Mr. Fracassa	3.0x

Mr. Coughlin	3.0x

Mr. Myers	2.0x
Mr. Roellgen	1.5x

In addition, each U.S.-based NEO who is eligible for a supplemental retirement benefit would receive a lump sum amount. The lump sum amount is determined by calculating the benefit under each of the Pension Plan and the Supplemental Pension Plan. Under the Severance Agreements, pension benefits for Messrs. Kyle, Fracassa, and Coughlin would be calculated assuming they continue to earn service until the December 31, 2022 pension freeze date, with annual earnings during those years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit otherwise payable from the Pension Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

The Severance Agreements also provide Messrs. Kyle, Fracassa, and Coughlin with contributions to the SIP Plan and the Post-Tax Savings Plan on the three years of change in control compensation they would receive. The agreements for Messrs. Myers and Roellgen do not provide for any such contributions in the event of a change in control.

At the time the conditions are met after a change in control, any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options. Performance-based restricted stock units would vest based on actual performance through the most recent date prior to the change in control. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. The U.S.-based NEOs also would be entitled to continuation of health and welfare benefits through the applicable severance period (in other words, a number of years equal to the change in control multiple in the table above) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen).

None of the Severance Agreements with the NEOs contains an excise tax gross-up provision.

Voluntary Termination

If an NEO voluntarily terminates his or her employment with the Company, we generally provide no enhanced termination benefits such as severance, benefits, perquisites or vesting of any equity-based grants, although the Compensation Committee reserves the right to make adjustments where warranted.

Involuntary Termination With Cause

The Company provides no standard severance, benefits, perquisites or vesting of any equity-based grants in the case where an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the NEO has committed any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) that would constitute a material breach of the NEO’s duty of loyalty to the Company (or a Company subsidiary as applicable).

If the Company terminates an NEO’s employment for cause, no benefit is payable under the Excess Benefit Agreements.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause other than in connection with a change in control, each NEO is entitled to a lump sum severance payment equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the NEO’s base salary and (2) an amount equal to the highest annual cash incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target annual cash incentive compensation for the year in which the NEO is terminated (or, for Mr. Roellgen, the actual annual cash incentive compensation earned for the full year in which he is terminated). For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. Each NEO also is entitled to continuation of certain health and welfare benefits through the applicable severance period (in other words, a number of years equal to the applicable multiple in the table below) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen). Equity-based grants vest through the period of time equal to one year multiplied by the severance multiple in the table below in the case of an involuntary termination without cause, with up to three years to exercise stock options.

NEO	Severance Multiple
Mr. Kyle	2.0x

Mr. Fracassa	1.5x

Mr. Coughlin	1.5x

Mr. Myers	1.0x
Mr. Roellgen	1.0x

The values shown in the Termination Scenarios table below for the retirement benefits (where eligible) are payable in the same form and manner as described in the “Retirement Programs” discussion on pages 50 to 52. In the event of involuntary termination without cause, the benefit is determined and payable as described in the “Retirement Programs” discussion on pages 50 to 52, but with up to two additional years of service credit, except with respect to pension benefits for Messrs. Kyle, Fracassa, and Coughlin, which would be calculated assuming they continue to earn service until the December 31, 2022 pension freeze date.

Retirement

“Retirement” for purposes of outstanding grants to NEOs under the Equity and Incentive Compensation Plan means either: (1) voluntary termination of the NEO at or after age 62; or (2) retirement after the NEO has reached age 55 and has accrued at least 15 years of continuous service, with the consent of the Board or the Committee. Treatment of equity awards for NEOs who retire includes normal vesting of Equity and Incentive Compensation Plan awards as if the officer had remained in the continuous employ of the Company (except performance-based restricted stock units, which are prorated through the last day of employment and paid at the end of the performance period).

Amounts shown in the retirement column in the Termination Scenarios table below for “Retirement Benefits” are for NEOs who are eligible to retire under the Pension Plan or under an individual Excess Benefit Agreement as of December 31, 2020 assuming the NEOs immediately retire. The amounts shown are in addition to the corresponding amounts reflected in the 2020 Pension Benefits Table on page 61 (which assumes retirement of the NEO at age 62). See the “Retirement Programs” section on page 50 for additional details.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for U.S.-based NEOs who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date). The benefit is equal to 50% of the benefit payable as if such NEO had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment, and died the next day. If the U.S.-based NEO has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

All equity-based Equity and Incentive Compensation Plan and Predecessor Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability, except performance-based restricted stock units, which are prorated and paid at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. In the case of death, the survivor has up to five years to exercise stock options.

Termination Scenarios

Mr. Kyle

	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$4,455,880	$6,683,821

Equity (2)	-	-	-	$15,363,244	$16,386,802	$18,636,500

Retirement Benefits (3)	-	-	$965,000	-	$421,000	$2,492,000

Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$965,000	$15,363,244	$21,343,182	$27,891,821

Mr. Fracassa

	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,476,248	$2,952,496

Equity (2)	-	-	-	$3,900,494	$4,012,101	$4,773,656

Retirement Benefits (3)	-	-	-	-	-	$879,000

Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	-	$3,900,494	$5,567,849	$8,684,652

Mr. Coughlin

	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,471,174	$2,942,348

Equity (2)	-	-	-	$4,624,238	$4,739,833	$5,601,218

Retirement Benefits (3)	-	-	$323,000	-	-	$177,000

Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$323,000	$4,624,238	$6,290,507	$8,800,066

Mr. Myers

	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$665,088	$1,330,176

Equity (2)	-	-	$1,735,967	$2,122,767	$1,308,413	$2,256,684

Retirement Benefits (3)	-	-	-	-	-	-

Other Benefits (4)	-	-	-	-	$26,500	$53,000
Total	-	-	$1,735,967	$2,122,767	$2,000,001	$3,639,860

Mr. Roellgen (5)

	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$513,626	$770,439

Equity (2)	-	-	-	$1,834,474	$799,125	$1,875,787

Retirement Benefits (3)	-	-	-	-	-	-

Other Benefits (4)	-	-	-	-	$20,717	$20,717
Total	-	-	-	$1,834,474	$1,333,468	$2,666,943

(1)	“Cash Severance” amounts are determined by multiples of annual pay provided in the Severance Agreements.

(2)	“Equity” includes deferred shares, time-based restricted stock units, performance-based restricted stock units and stock option grants. Treatment of equity-based grants in the event of a termination or change in control is described in the “Potential Payments Upon Termination or Change in Control” section on page 62. Beginning with the Predecessor Long-Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a qualifying termination following a change in control. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested stock options that would accelerate, as provided for in the Severance Agreements. For retirement eligible NEOs, amounts shown reflect both the value of unvested restricted stock units and stock options that would vest as described in the “Retirement” section on page 64 following retirement as well as the value of performance-based restricted stock units, which are prorated through the last day of employment (for purposes of this table, assuming December 31, 2020 as the termination date). All full-value awards are valued at the closing price of our common shares on December 31, 2020, which was $77.36.

(3)

“Retirement Benefits” for eligible NEOs represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a qualifying termination following a change in control.

Values are shown under the retirement scenario for only those NEOs who were eligible for early retirement as defined in the applicable retirement plan as of December 31, 2020 and reflect the incremental present value above what they would receive at age 62. As of December 31, 2020, Mr. Kyle and Mr. Coughlin both were eligible for early retirement as defined in the applicable retirement plan. Mr. Myers reached the earliest unreduced retirement age of 62 for the plan year, therefore there is no longer an incremental benefit value to report in the event of an early retirement.

Although $0 is reported for Mr. Coughlin under the change in control scenario, the value of his aggregate accumulated pension benefits as of December 31, 2020 would actually decrease $87,000 due to the change in control provisions. The increase in Mr. Coughlin’s defined contribution offset would be greater than the increase in his gross Excess Benefit Agreement benefits, which results in a slightly lower net benefit value with the change in control severance benefits than without.

(4)

“Other Benefits” consist of continuation of health and welfare benefits through the severance period, with estimated values for U.S.-based NEOs of $16,500 per year and for Mr. Roellgen of $730 per year, plus outplacement services (if elected) with estimated values of $10,000 per year for U.S.-based NEOs and $19,600 per year for Mr. Roellgen.

(5)

Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars was €1.00 = $1.1415 (the average monthly exchange rate for the calendar year).

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2020 regarding the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan. Under the Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan, we have made equity compensation available to Directors, officers and other employees of the Company. The Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)

Equity compensation plans approved by security holders (4)	3,025,641	$40.53	8,675,725
Equity compensation plans not approved by security holders	-	-	-
Total:	3,025,641	$40.53	8,675,725

(1)

The amount shown in column (a) includes the following grants made under both the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan: nonqualified stock options – 1,902,049; deferred shares – 83,538; performance-based restricted stock units – 685,784 (assuming payout levels at target and settlement in shares; at maximum payout levels for performance-based restricted stock units, an additional 685,784 shares would be issued); and time-based restricted stock units – 354,270 (assuming settlement in shares).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)

The amount shown in column (c) represents common shares remaining available under the Equity and Incentive Compensation Plan, under which the Compensation Committee is authorized to make awards of common shares, nonqualified stock options, incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, performance units and restricted stock units, and is inclusive of eligible recycled shares from the Predecessor Long Term Incentive Plan as described below. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Equity and Incentive Compensation Plan, nonemployee Directors are eligible for awards of restricted shares, restricted stock units, common shares and option rights. In 2019, the Equity and Incentive Compensation Plan was approved by shareholders at the annual meeting of shareholders authorizing 10,000,000 shares of common stock that may be issued. Shares from the Predecessor Long-Term Incentive Plan are no longer available to be issued. However, if any common shares subject to an award granted under the Predecessor Long Term Incentive Plans are forfeited, or an award granted under the Predecessor Long Term Incentive Plan (in whole or in part) is canceled or forfeited, expires, is settled in cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Equity and Incentive Compensation Plan. Under the Equity and Incentive Compensation Plan, for any award that is not an option right or a stock appreciation right, 3.5 common shares are subtracted from the maximum number of common shares available under the plan for every common share granted under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted. Recycled option rights and stock appreciation rights from the Predecessor Long Term Incentive Plan are added back to the maximum number of common shares available under the plan by one common share. For any award that is not an option right or stock appreciation right, 3.5 common shares are added to the maximum number of shares available under the plan.

(4)

The Company also maintains the Director Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which Directors and other employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Equity and Incentive Compensation Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

CEO PAY RATIO

For 2020, the ratio of our CEO’s annual total compensation (“CEO Compensation”) to the median of the annual total compensation of all of our employees (other than our CEO and the Excluded Employees (as defined below)) as described below (“Median Annual Compensation”), commonly referred to as the “CEO Pay Ratio”, was 199 to 1.

This CEO Pay Ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below, but there may be a degree of imprecision due to the permitted use of reasonable estimates and assumptions in preparing this CEO Pay Ratio disclosure. In this summary, we refer to the employee who received our Median Annual Compensation as our “Median Employee.” For purposes of this disclosure, the date used to identify our Median Employee was October 1, 2019 (the “Determination Date”). In accordance with applicable SEC rules, we utilized the same Median Employee to calculate the CEO Pay Ratio for 2020 that we identified for the calculation in 2019 since there were no material changes in our employee population or employee compensation arrangements in 2020 that we reasonably believe would result in a significant change to our CEO Pay Ratio disclosure. The Median Employee held the same position at the Company (a position in our operations group in the United States) in 2020 as in 2019.

For purposes of this CEO Pay Ratio disclosure, CEO Compensation was $11,264,263, which represents the total compensation reported for our CEO in the “2020 Summary Compensation Table”. Also for purposes of this CEO Pay Ratio disclosure, Median Annual Compensation was $56,596, which was calculated by totaling all applicable elements of compensation that our Median Employee earned during the 2020 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify our Median Employee in 2019, we utilized the consistently applied compensation measure of ”target total direct compensation” for the period from January 1, 2019 to December 31, 2019, which measure consisted of the sum of annual base pay plus the targeted value of annual and long-term incentives. For hourly workers, annual base pay was calculated using a reasonable estimate of hours worked during 2019 multiplied by the applicable hourly rate. In addition, we annualized the total compensation (based on reasonable assumptions and estimates relating to our employee compensation program) for any employees (full-time and part-time) that commenced employment with the Company after January 1, 2019. To establish our employee pool, as permitted by the applicable SEC rules, we excluded 8426 non-U.S employees (the “Excluded Employees”) from our total global workforce of 16,947 employees as of October 1, 2019 who were employed in locations that individually represented less than 5% of our total global workforce from our Median Employee determination process to arrive at a pool of 16,105 employees (this pool, excluding the Excluded Employees and the CEO, is hereinafter referred to as the “Employee Pool”). The Employee Pool did not include any independent contractors or “leased” workers and excluded employees of businesses acquired by us in 2019, as permitted by the applicable SEC rules. We next calculated the median target total direct compensation for our Employee Pool and identified the subset of employees who were paid within a 1% range of such median (the “Comparison Group”). Finally, we selected a representative employee from the Comparison Group as our Median

6 The Excluded Employees included the following number of employees from the following countries: (a) Italy – 660 employees; (b) Brazil – 105 employees; (c) Mexico – 63 employees; (d) Israel – 7 employees; (e) Colombia – 3 employees; (f) Philippines – 2 employees; (g) Egypt – 1 employee; and (h) Tanzania – 1 employee.

Employee in 2019. Here in 2020, using the same Median Employee, we determined our Median Employee’s Median Annual Compensation as described above. We did not utilize any cost-of-living adjustments for purposes of this CEO Pay Ratio disclosure.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2021 fiscal year. Ernst & Young has acted as our independent accounting firm for over 100 years. We believe the long tenure of Ernst & Young’s audit relationship with us is beneficial as Ernst & Young has developed significant expertise and experience with our business, accounting policies and practices and our internal control over financial reporting, which we believe allows for a higher quality audit and a competitive fee structure.

The appointment of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the appointment of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions will not be counted for determining whether this matter is approved. Because the ratification of the appointment of Ernst & Young is a routine matter, we do not expect any broker non-votes with respect to this matter.

Representatives of Ernst & Young are expected to be present at the 2021 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2021 FISCAL YEAR.

Auditor

Set forth below are the aggregate fees billed by Ernst & Young LLP for professional services rendered to us in 2020 and 2019:

	2020	2019

Audit Fees:

Consolidated financial statements	$3,033,000	$3,344,000

New accounting standards, method changes, and accounting consultations on matters addressed during the audit or interim reviews	$367,500	$97,000

Statutory audits and SEC filings	$416,600	$431,600

Total Audit Fees	$3,817,100	$3,872,600

Audit-Related Fees:

Total Audit-Related Fees	-	-

Tax Fees:

Tax compliance	$180,400	$113,968

Tax advisory and transfer pricing	$825,400	$1,083,566

Total Tax Fees	$1,005,800	$1,197,534

All Other Fees:

Publications and online subscriptions/content	$7,200	$7,200

Enterprise risk management assessment	$25,000	-

Forensic services	$45,000	-

Total Other Fees	$77,200	$7,200

Total Fees	$4,900,100	$5,077,334

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be, and have been, pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

James F. Palmer (Audit Committee Chair)

Maria A. Crowe

Sarah C. Lauber

Christopher L. Mapes

Ajita G. Rajendra

Frank C. Sullivan

PROPOSAL NO. 4: SHAREHOLDER PROPOSAL – SPECIAL MEETING IMPROVEMENT

A shareholder, John Chevedden, whose address and share ownership are available upon request as described on page 78, has notified the Company of his intention to offer the following proposal for consideration of our shareholders at the 2021 Annual Meeting of Shareholders. By including the proposal below in our proxy materials, the Company makes no representation as to the accuracy or completeness of the proponent’s claims or assertions.

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. The Board of Directors would continue to have its existing power to call a special meeting.

This proposal topic, sponsored by William Steiner, won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. This 78% support might have been even higher if more shareholders had access to independent proxy voting advice.

Timken shareholders gave 44%-support to a 2020 shareholder proposal on this topic. And the 44%-vote was achieved in an election that was not a level contest. Management used 1500-words to resist a proposal that was limited to 500-words. And management presented its resistance in a flashier format than the shareholder proposal.

The current ownership threshold of 25% can mean that more than 50% of shareholders must be contacted during the prescribed short window of time to simply call a special meeting. Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 25% ownership threshold.

Plus we permanently lack a right to act by written consent since Timken is incorporated in Ohio which is backwards in shareholder rights and unfortunately fails to give shareholders any right to act by written consent.

It is so much easier and inexpensive for management to conduct a special shareholder meeting due to the near extinction of in-person shareholder meetings. Such a meeting can now be a bare bones online meeting. Management is well protected in the new online special meeting format.

With the near universal use of online annual shareholder meetings, which can be only 10-minutes of boilerplate, management can limit shareholders in engaging with management and in making their views known because all challenging questions and comments can be screened out. And management is free to have insiders praise management.

It is so much easier now for management to conduct a special shareholder meeting that management resistance to a 10% stock ownership threshold should evaporate. Such a meeting can be an online meeting where everything is optional. For instance a management narrative on the state of the company is optional. Also management answers to shareholder questions are optional even if management misleadingly asks for questions.

For instance Goodyear management hit the mute button right in the middle of the mandated shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.

Plus AT&T management would not even allow any proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during the pandemic.

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 4

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU AGAIN VOTE AGAINST THIS SAME SHAREHOLDER PROPOSAL THAT YOU VOTED AGAINST LAST YEAR.

After careful consideration, the Board has concluded that this proposal, submitted by John Chevedden, is not in the best interests of the Company and its shareholders. Last year, our shareholders supported that position when they voted against this same proposal submitted by this same shareholder to reduce the threshold to 10%. As such, the Board believes the current 25% threshold strikes an appropriate balance between granting shareholders the right to call special meetings when appropriate and protecting all our shareholders’ interest in promoting the appropriate use of Company resources.

Our Shareholders Already Have the Right to Call Special Shareholder Meetings

The Board recognizes the importance of having in place strong corporate governance practices that ensure that the Company is responsive to the concerns of our shareholders. As such, our Amended Regulations already provide that shareholders who together hold at least 25% of the Company’s outstanding common shares can call a special meeting. A threshold of 25% or higher is in line with practices at a majority of publicly traded companies that offer shareholders the right to call special meetings. Our Amended Regulations do not qualify this right by utilizing exclusionary or prohibitive language. We also have regular dialogue with our shareholders, large and small, regarding important issues relating to our business and items of interest to our shareholders. Other than the proponent, none of our shareholders have ever expressed to us that our current requirement for shareholders to call a special meeting is overly burdensome.

A 10% Ownership Threshold Could Give a Small Group of Shareholders with Special Interests a Disproportionate Amount of Influence Over the Company’s Affairs

Special meetings should only be utilized for out of the ordinary circumstances that are time sensitive and of interest to all or most of our shareholders and not for business that can be more appropriately addressed through other available means. Reducing the threshold to call a special meeting to 10% could lead to abuse by just a few shareholders with special interests and individual agendas who may call special meetings to pursue matters that may not be in the best interests of the Company or our shareholders generally.

The inability of a special meeting proponent to convince holders of at least 25% of our common shares to support a special meeting could provide a strong indication that our shareholders are not interested in the topic, do not believe that the proposed action requires immediate attention, or do not think a special meeting is warranted. Our shareholders supported that position when they voted against this same proposal submitted by this same shareholder to reduce the threshold to 10% last year. When important matters are brought to the attention of the Board, it considers the issues carefully and determines a recommended course of action for shareholder consideration, including calling a special meeting, if appropriate. Unlike a shareholder with a special interest or agenda, our Directors have a fiduciary duty to represent the best interests of all our shareholders and are mindful of that duty in determining whether to call a special meeting.

We Have Established Governance Practices and Mechanisms to Ensure Accountability of the Board and Management to Shareholders

Because the Company maintains open lines of communication with our shareholders and welcomes shareholder engagement and dialogue with the Board and our management team, shareholders already have various opportunities to voice their questions and concerns. In 2020 alone, we participated in nine investor conferences, nine non-deal roadshows, and a significant number of individual investor meetings. In total, the Company completed over 500 interactions with investors during 2020, up over 20% from 2019. During these contacts, shareholders were invited to share any feedback they had regarding the Company’s operations, strategy and governance practices as well as other topics they deemed material. Additionally, during our 2020 outreach to shareholders, we specifically reached out to approximately 20 of our largest shareholders to gauge their views on our 25% ownership threshold. Nine of those shareholders engaged with us on the matter and seven of those shareholders expressed support for our existing 25% ownership threshold and indicated that they did not support the proponent’s proposal to reduce the ownership threshold to call a special meeting to 10%.

7/9 of our largest shareholders who engaged on this topic expressed support for our existing 25% ownership threshold and against this proposal.

The Board believes that this proposal should be evaluated in the context of the Company’s overall commitment to strong corporate governance that is responsive to the views and concerns of the Company’s shareholders, as evidenced by the following practices:

•	We have a declassified Board – all of our Directors are elected annually.
•	We have an independent Board Chairman.
•	The Board is comprised of a substantial majority of independent Directors (10 of 12 Directors are independent).
•	We have shown a strong commitment to Board refreshment – over half of our board is comprised of Directors that have been added in the past decade.
•	We align our Directors’ and executive officers’ interests with those of our shareholders through robust ownership requirements.
•	We have granted our shareholders proxy access with 3/3/20/20 parameters.
•	All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
•

Our Directors are elected by a majority of votes cast and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board.

•	Shareholders holding 25% of the Company’s common shares already have the right to call special meetings.

See page 25 for more details on the Company’s commitment to strong corporate governance.

Shareholders’ Rights to be Informed and to Vote on Significant Matters are Already Protected by State Law

Shareholders can also be assured that their right to be informed of and vote on significant matters is protected not only by their existing right to call special meetings, but also by state law and other rules and regulations. Ohio law provides that shareholders must be given the opportunity to vote on significant corporate actions such as: (a) mergers; (b) the sale or disposition of all or substantially all of the assets of a company; and (c) amendments to a company’s articles of incorporation or regulations that are reserved by law to be acted upon only by vote of the shareholders. Additionally, the listing standards of the NYSE similarly require us to seek shareholder approval for other significant matters, including the issuance of common shares in many circumstances, such as when such issuance would result in a change in control of the Company. Thus, the opportunity for shareholder votes on many important matters that may arise between annual meetings of shareholders is already well-established.

Virtual Meetings Are Not Easier and Inexpensive to Conduct, Nor Have They Eroded Traditional Shareholder Engagement, as Evidenced by our Annual Meeting Held in a Virtual Format Last Year

Due to the public health impact of the COVID-19 pandemic and related government restrictions on large gatherings, and to protect the well-being of our employees and shareholders, the Company held its annual meeting virtually last year for the first and only time in our over 100-year history. Due to continued health and safety concerns and legal requirements associated with the ongoing pandemic we also expect to hold the 2021 Annual Meeting of Shareholders in a virtual format. As we have indicated in these definitive proxy materials, we expect to resume holding in-person annual meetings as soon as it is safe and legally permissible to do so. Contrary to the proponent’s assertions, shareholders who attended last year’s virtual meeting were provided similar opportunities to ask questions of management as they typically do during an in-person meeting. Moreover, this same shareholder proponent was provided with a fulsome opportunity to present his proposal through his designated representative at last year’s virtual annual meeting on a dedicated operator assisted line without interruption. Thus, the relevance of the alleged virtual meeting experiences of other companies cited in the proponent’s proposal is unclear. In addition, the number of shareholders that attended last year’s virtual annual meeting was in line with what we have seen recently at our in-person annual meetings.

Moreover, convening a meeting of shareholders, whether virtual or in person, is not an insignificant or inexpensive effort. Organizing and preparing for a special meeting imposes substantial legal and administrative costs on the Company and requires a significant commitment of time and focus from management, as well as the Board and our shareholders. These costs would be incurred by the Company regardless of whether the meeting was to be held in person or in a virtual format. In fact, hosting the meeting in a virtual format added costs beyond that of an in-person meeting such as platform fees. As such, the Board believes the current 25% threshold strikes the right balance between the ability of our shareholders to call a special meeting when appropriate and the interests of our shareholders and the Company in promoting the appropriate use of the Company’s resources.

Certain of the Proponent’s Supporting Statements are Misleading

The proponent references a similar shareholder proposal from 2009 that received 78% support at a Sprint annual meeting. Admittedly, that proposal, which was voted on at Sprint’s 2009 annual meeting of shareholders, received strong support. The proponent fails to mention, however, that Sprint shareholders had no right to call a special meeting of shareholders at all, unlike our shareholders, who have a right to call a special meeting at a reasonable 25% threshold.

Additionally, the proponent argues that many shareholders that might be convinced that a special meeting should be called could make a small paperwork error that will disqualify them from counting towards the 25% ownership threshold. Some public companies that allow shareholders to call a special meeting impose burdensome informational and other requirements on shareholders attempting to call a special meeting pursuant to their bylaws or equivalent governing documents. However, as noted above, our Amended Regulations do not qualify our shareholders’ right to call a special meeting by utilizing exclusionary or prohibitive language, nor do they impose burdensome informational and other requirements of the sort referenced.

* * * *

In light of the Company’s strong corporate governance practices, including our shareholders’ existing right to call a special meeting, as well as the ample alternatives already available for our shareholders to express their views and vote on important matters, the Board believes that the 10% threshold that would be imposed under this proposal is not in the best interests of the Company or its shareholders. Our shareholders voted against this very same proposal last year and we recommend a similar vote against this proposal again this year.

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER INFORMATION

 Participation at the Annual Meeting

In order to attend the online-only meeting, you will need to pre-register no later than 10:00 a.m., Eastern Time, on May 6, 2021. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tkr21_vm. Please have your Proxy Card or Notice of the Meeting, containing your 11-digit control number available and follow the instructions to complete your registration request.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record)

Beneficial shareholders who wish to attend the virtual meeting may pre-register by visiting the website www.cesonlineservices.com/tkr21_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering for the meeting, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting and submitting questions. Shareholders may review the rules of conduct for the virtual meeting or vote during the virtual Annual Meeting by following the instructions available on the meeting website.

Proxy Solicitation

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

 How Proxies will be Voted

On the record date of February 22, 2021, we had 75,962,218 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2021 Annual Meeting of Shareholders.

 Voting at the Meeting

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR all of the Director nominees as indicated under Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3 and AGAINST Proposal No. 4. The time limits established under our Amended Regulations for Non-Rule 14a-8 Proposals (as defined below) described under “Submission of Shareholder Proposals” also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. We do not know of any matters to be brought before the 2021 Annual Meeting except as indicated in the accompanying Notice of 2021 Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters properly come before the meeting for action of which we did not have notice on or prior to February 7, 2021 or that applicable law otherwise permits proxies to vote on a discretionary basis, it is intended that the proxy holders may vote or act thereon in their discretion.

You may revoke your proxy at any time before the 2021 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2021 Annual Meeting of Shareholders. Under Ohio law, our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2021 Annual Meeting of Shareholders.

 Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires our executive officers and Directors, and persons who own more than ten percent of our common shares, to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon our review of the reports of ownership and changes in ownership filed by our executive officers, Directors and greater-than-ten percent shareholders with the SEC, or written representations that no year-end forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2020, except that one of our executive officers, Ronald J. Myers, filed one late Form 4 covering a single open-market sale of Company common shares.

 Submission of Shareholder Proposals

We must receive by November 17, 2021 any proposal of our shareholders intended to be presented at the 2022 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2022 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the 1934 Act. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the 1934 Act in connection with the 2022 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Vice President, General Counsel & Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2022 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2021 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Vice President, General Counsel & Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting of Shareholders is first made. Our proxy related to the 2022 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after January 31, 2022. The summaries set forth immediately above are qualified in their entirety by our Amended Regulations and Rule 14a-8.

General

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2020 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2021, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to Hansal N. Patel, Vice President, General Counsel & Secretary, The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. The address and share ownership of the person submitting the shareholder proposal on page 72, may be obtained using the contact information above or by calling 234-262-3000.

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

Reconciliation of Net Income to Adjusted Net Income and EBITDA[1]	2020	2019	2018	2017	2016 As Reported[10]	2015 As Reported[10]
Net Sales	$3,513.2	$3,789.9	$3,580.8	$3,003.8	$2,669.8	$2,872.3
Net Income (Loss) Attributable to The Timken Company	284.5	362.1	302.8	203.4	152.6	(70.8)

Impairment, restructuring and reorganization charges[2]	29.0	9.8	7.1	13.1	28.0	15.9

Corporate pension and other postretirement benefit related expense (income)[3]	18.5	(4.1)	12.8	18.1	28.1	465.0

Acquisition related charges	3.7	15.5	20.6	9.0	4.2	5.7

Acquisition-related gain[4]	(11.1)	-	-	-	-

(Gain) loss on divestitures and sale of real estate	(0.4)	(4.5)	0.8	(3.6)	(0.5)	(28.7)

Property (recoveries) losses and related expenses[5]	(5.5)	7.6	-	-	-	-

Brazil legal matter	-	1.8	-	-	-	-

Tax Indemnification and related items	0.5	0.7	1.5	(1.0)	-	-

Health care plan modification costs	-	-	-	(0.7)	2.9	-

CDSOA income, net of expense	-	-	-	-	(59.6)	-

Fixed asset write-off	-	-	-	-	-	9.7

Noncontrolling interest	(0.1)	(0.5)	(1.3)	-	-	-

Provision for income taxes	(6.0)	(34.6)	(16.8)	(30.8)	0.5	(207.7)
Adjusted Net Income	$313.1	$353.8	$327.5	$207.5	$156.2	$189.1

Net income (loss) attributable to noncontrolling interest	7.9	12.6	2.7	(1.1)	0.3	2.8

Provision for income taxes (as reported)	103.9	97.7	102.6	57.6	69.2	(121.6)

Interest expense	67.6	72.1	51.7	37.1	33.5	33.4

Interest income	(3.7)	(4.9)	(2.1)	(2.9)	(1.9)	(2.7)

Depreciation and amortization expense[6]	164.0	159.9	146.0	135.8	130.2	130.2

Less: Noncontrolling interest	(0.1)	(0.5)	(1.3)	-	-	-

Less: Provision for income taxes	(6.0)	(34.6)	(16.8)	(30.8)	0.5	(207.7)
Adjusted EBITDA	$658.9	$726.3	$646.5	$464.8	$387.0	$438.9

Reconciliation of Diluted EPS to Adjusted EPS[1]	2020	2019	2018	2017	2016 As Reported[10]	2015 As Reported[10]
Diluted Earnings per Share (EPS)	$3.72	$4.71	$3.86	$2.58	$1.92	$(0.84)
Adjusted EPS	$4.10	$4.60	$4.18	$2.63	$1.97	$2.21
Diluted Shares	76,401,366	76,896,565	78,337,481	78,911,149	79,234,324	85,346,246

Reconciliation of Adjusted Net Operating Profit after Taxes	2020	2019	2018	2017	2016 As Reported[10]	2015 As Reported[10]
Adjusted EBITDA	$658.9	$726.3	$646.5	$464.8	$387.0	$438.9
Less: Depreciation and amortization expense[6]	164.0	159.9	146.0	135.8	130.2	130.2
Adjusted EBIT	$494.9	$566.4	$500.5	$329.0	$256.8	$308.7
Adjusted tax rate	25.5%	26.5%	26.5%	30.0%	30.5%	31.0%
Calculated income taxes	126.2	150.1	132.6	98.7	78.3	95.7
Adjusted net operating profit after taxes (ANOPAT)	$368.7	$416.3	$367.9	$230.3	$178.5	$213.0

Reconciliation of Adjusted Invested Capital	2020	2019	2018	2017[10]	2016 As Reported[10]	2015 As Reported[10]	2014 As Reported[10]
Total debt	$1,564.6	$1,730.1	$1,681.6	$962.3	$659.2	$656.5	$526.4
Total equity	2,225.2	1,954.8	1,642.7	1,474.9	1,306.0	1,344.6	1,589.1
Invested capital (Total debt + Total equity)	3,789.8	3,684.9	3,324.3	2,437.2	1,965.2	2,001.1	2,115.5
Invested capital (two-point average)	$3,737.4	$3,504.6	$2,880.8	$2,201.2	$1,983.2	$2,058.3

Calculation of Return on Adjusted Invested Capital[7]	2020	2019	2018	2017[10]	2016 As Reported[10]	2015 As Reported[10]
ANOPAT	$368.7	$416.3	$367.9	$230.3	$178.5	$213.0
Invested capital (two-point average)	3,737.4	3,504.6	2,880.8	2,201.2	1,983.2	2,058.3
Return on invested capital	9.9%	11.9%	12.8%	10.5%	9.0%	10.3%

Reconciliation of Free Cash Flow[8]	2020	2019
Net cash provided from operating activities	$577.6	$550.1
Less: capital expenditures	121.6	140.6
Free cash flow	$456.0	$409.5

Reconciliation of Net Debt[9]	2020	2019
Short-term debt	$130.7	$82.0
Long-term debt	1,433.9	1,648.1
Total debt	1,564.6	1,730.1
Less: cash and cash equivalents	320.3	209.5
Net debt	$1,244.3	$1,520.6

A-1

1Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company’s performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that non-GAAP measures of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they are representative of the Company’s core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

2Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) are related to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives and (iv) related depreciation and amortization. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

3Corporate pension and other postretirement benefit related expense (income) primarily represents actuarial losses and (gains) that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions. The Company recognizes actuarial losses and (gains) through earnings in connection with the annual remeasurement in the fourth quarter, or on an interim basis if specific events trigger a remeasurement. Corporate pension and other postretirement benefit related expense (income) also includes curtailments.

4The acquisition-related gain represents a bargain purchase price gain on the acquisition of the assets of Aurora Bearing Company that closed on November 30, 2020.

5Property (recoveries) losses and related expenses represent property loss and related expenses during the periods presented (net of insurance recoveries received) that occurred during the first quarter of 2019 at one of the Company’s warehouses in Knoxville, Tennessee and during the third quarter of 2019 at one of the Company’s warehouses in Yantai, China.

6Depreciation and amortization shown excludes depreciation recognized in reorganization charges, if any.

7The Company uses ANOPAT/Average Invested Capital as a non-GAAP ratio that indicates return on invested capital, which is useful to investors as a measure of return on their investment.

8Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

9Management believes Net Debt is an important measure of the Company’s financial position, due to the amount of cash and cash equivalents on hand.

102014-2016 results depicted above are as originally reported and prior to the adoption of mark-to-market accounting. 2017 Adjusted Invested Capital and 2017 Adjusted ROIC are calculated based on 2016 results as originally reported and prior to the adoption of mark-to-market accounting.

A-2

TIMKEN TIMKEN ROLLON® PHILADELPHIA GEAR® GROENVELD BEKA LUBRICATION SYSTEMS Cone Drive Lovejoy DIAMOND® DRIVES® Timken® is a registered trademark of The Timken Company | © 2021 The Timken Company | Printed in the U.S.A.

c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230	V O T E B Y T E L E P H O N E

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Internet Access the Internet site and cast your vote: www.cesvote.com	QR Code Scan with a mobile device	Telephone Call Toll-Free: 1-888-693-8683	Mail Return your proxy card/voting instruction form in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do NOT send your proxy by mail.

Proxy must be signed and dated below.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints John M. Timken, Jr.; Richard G. Kyle; and Hansal N. Patel; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held online at www.cesonlineservices.com/tkr21_vm, on May 7, 2021, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ employee share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2021 at 10:00 a.m.

www.cesonlineservices.com/tkr21_vm

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.	Election of twelve Directors to serve for a term of one year:

Nominees:	(01)	Maria A. Crowe	(02)	Elizabeth A. Harrell	(03)	Richard G. Kyle	(04)	Sarah C. Lauber

	(05)	John A. Luke, Jr.	(06)	Christopher L. Mapes	(07)	James F. Palmer	(08)	Ajita G. Rajendra

	(09)	Frank C. Sullivan	(10)	John M. Timken, Jr.	(11)	Ward J. Timken, Jr.	(12)	Jacqueline F. Woods

	❑	FOR all nominees listed above ❑ WITHHOLD AUTHORITY to vote for all nominees listed above

	To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Approval, on an advisory basis, of our named executive officer compensation.

❑ FOR	❑	AGAINST	❑	ABSTAIN

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2021.

❑ FOR	❑	AGAINST	❑	ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 4.

4.

Consideration of a shareholder proposal asking our Board of Directors to take the steps necessary to give holders in the aggregate of 10% of our outstanding common shares the power to call a special meeting of shareholders, if properly presented.

❑ FOR	❑	AGAINST	❑	ABSTAIN

❑	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.